Exhibit 2.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

by and among

Edgewise Therapeutics, Inc.

Servier Pharmaceuticals LLC

and

Les Laboratoires Servier

Dated as of May 31, 2026

6.4	No Third Party Beneficiaries	59

ARTICLE 7 CONDITIONS PRECEDENT		60
7.1	Conditions to Obligations of the Buyers and Seller	60
7.2	Conditions to Obligations of the Buyers	60
7.3	Conditions to Obligations of Seller	60
7.4	Frustration of Closing Conditions	61

ARTICLE 8 TERMINATION		61
8.1	Termination	61
8.2	Procedure and Effect of Termination	62

ARTICLE 9 INDEMNIFICATION		62
9.1	Survival; Indemnification	62

ARTICLE 10 MISCELLANEOUS		68
10.1	Dispute Resolution	68
10.2	Notices	69
10.3	No Benefit to Third Parties	71
10.4	Waiver	71
10.5	Expenses	71
10.6	Assignment	71
10.7	Amendment	71
10.8	Severability	71
10.9	Equitable Relief	71
10.10	Bulk Sales Statutes	72
10.11	Fulfillment of Obligations	72
10.12	Counterparts	72
10.13	Entire Agreement	72
10.14	Disclosure Schedules	72
10.15	Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege; Communications with Internal Counsel	72
10.16	Performance by LLC and LLS	73

EXHIBITS

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SCHEDULES

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of May 31, 2026, by and among Edgewise Therapeutics, Inc., a Delaware corporation (“Seller”), Servier Pharmaceuticals LLC, a Delaware limited liability company (“LLC”) and Les Laboratoires Servier, a Société par Actions Simplifiée (“LLS”).  Seller, LLC and LLS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the Development and Manufacture of the Products;

WHEREAS, Seller owns all of the Purchased Assets;

WHEREAS, the Parties desire that, at the Closing, Seller shall sell and assign to the Buyers, and the Buyers shall purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities, upon the terms and conditions hereinafter set forth; and

WHEREAS, at the Closing, Seller and the Buyers intend to enter into, or cause certain of their respective Affiliates to enter into, the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquiring Entity” means (a) a Third Party that acquires all or at least a majority of the outstanding voting equity securities of Seller (whether in one transaction or a series of related transactions), or to which Seller transfers all or substantially all of its assets, (b) a Third Party that acquires greater than 25% of the outstanding voting equity securities of Seller and either (x) has the right to designate at least one member to Seller’s board of directors, or (y) otherwise has the power, directly or indirectly, to exercise managerial authority over the business and affairs of Seller, or (c) any Affiliate of the Third Party described in clause (a) and (b), other than Seller or any Affiliates of Seller prior to the date of the transaction pursuant to which such Third Party became an Acquiring Entity.

“Adverse Event” means, with respect to either Product, any untoward medical occurrence in a patient or clinical investigation subject administered such Product and which is not necessarily required to have a causal relationship with the administration of such Product.  An Adverse Event can therefore be any unfavorable and unintended sign (including, for example, an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product, whether or not considered causally related to the Product.  Adverse Event, with respect to the Product, includes any serious and unexpected suspected adverse reactions and serious adverse events as those terms are defined in 21 CFR 312.32.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by”

and “under common control with,” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  An Acquiring Entity of Seller shall not be an Affiliate of Seller or its Affiliates, and the entities set forth on Section 1.1(a) of the Disclosure Schedules shall not be an Affiliate of Seller.

“Ancillary Agreements” means the Bill of Sale, the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the ROW Intellectual Property Assignment Agreement, the U.S. Intellectual Property Assignment Agreement, the Escrow Agreement and the Transition Services Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Hart-Scott Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914, and all other United States or non-United States (including state, national, or supranational) antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Authorization” means any Consent, Order, license, permit, approval and other similar authorization of or from any Governmental Authority, together with any renewals, extensions, or modifications thereof and additions thereto.

“Backup Compound” means that certain compound known as of the date hereof as “5440,” the chemical structure of which is described in Schedule 1.1(a), including any prodrugs, salts, free acid form, free base form, hydrates, crystalline hydrates, polymorphs, solvates, active metabolites, enantiomers, diastereomers, racemates, tautomers, stereoisomers, complexes, co-crystals, or other non-covalent modification of 5440.

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement to be entered at Closing, substantially in the form attached as Exhibit A.

“BMD” means Becker Muscular Dystrophy, including any patient population or subpopulation in Becker Muscular Dystrophy.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Boulder, Colorado or Paris, France are obligated by Law to remain closed.

“Buyer Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or materially delays the consummation by any Buyer and its Affiliates of the Transactions prior to the End Date.

“Buyers” means, collectively, LLS, LLC and any other Affiliate of LLS or LLC designated in writing by LLC or LLS to purchase and acquire any Purchased Assets or assume, pay, perform or discharge when due any Assumed Liabilities, in each case subject to the assignment provisions of Section 10.6.

“cGMP” means all applicable then-current good Manufacturing practice standards, practices and procedures promulgated or endorsed by the applicable Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all other applicable FDA rules, regulations, and orders, and the requirements with respect to current good Manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, December 2010” (or such other foreign equivalent regulatory standards in any other country or jurisdiction).

“Clinical Trial” means a clinical investigation or trial and any such other tests and studies in human subjects in which a pharmaceutical product is administered or dispensed to, or used involving, one or more human subjects, as required by applicable Law, recommended by Governmental Authorities, or are otherwise necessary, to obtain or maintain regulatory approvals for a product, including a clinical investigation or trial that meets the definition of a “clinical investigation” as set forth in 21 CFR 312.3.

“Closing Consideration” means $1,550,000,000.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, the Public Health Service Act, codified as 42 USC §§ 300bb-1 through 300bb-8, and any similar state or federal continuation of coverage Laws.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercialization” means with respect to any product, any and all activities directed to:  the marketing, advertising, promotion, distribution, import, export, offering for sale, and sale of such product, product samples, pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, expanded access programs and associated registries and activities required to fulfill ongoing regulatory obligations, government affairs, and public policy activities, patient advocacy engagement, and the preparation and submission of regulatory documentation and interacting with Regulatory Authorities regarding any of the foregoing activities, and pricing and reimbursement activities, including seeking and maintaining any required pricing and reimbursement approval.  When used as a verb, “Commercialize” means to engage in Commercialization activities.  For clarity, “Commercialization” will not include any Development or Manufacturing activities.

“Competing Proposal” means any proposal or offer from any Person (other than the Buyers or their respective Affiliates) relating to any direct or indirect transaction (whether in a single transaction or a series of related transactions) involving or providing for the sale, transfer, exchange or other disposition or any material portion of the assets of the Program, including any Purchased Assets.

“Consent” means a consent, approval or authorization.

“Contract” means any contract, agreement, license, sublicense, instrument, assignment, purchase order, notes, leases, deeds, mortgages, indentures or other legally binding commitment or arrangement, whether written or oral.

“Control” (and, with correlative meanings, the terms “Controlled” and “Controlled by”) means, with respect to any regulatory documentation, Product Records, Intellectual Property Rights or any other relevant property (whether tangible or intangible), the possession of the right, whether directly or indirectly, and whether by ownership, license, sublicense, contract or otherwise, to assign or grant a license, sublicense or other right to or under such regulatory documentation, Product Records, Intellectual Property Rights or such other relevant tangible or intangible property as provided for herein or in any of the Ancillary Agreements without violating the terms of any Contract that exists as of the Closing Date with any Third Party, infringing the Patent Rights of, or misappropriating the proprietary or trade secret information of, any Third Party and without violating applicable Laws.

“Copyrights” means all works of authorship, copyrights, and other copyrightable works (including all technical data compilations, website content, advertising collateral, and promotional materials), whether published or unpublished and whether or not registered, all copyright registrations and applications therefor and all extensions, restorations, reversions and renewals thereof and all rights in any copyrightable works and other copyrightable works, together with all translations, adaptations, derivations, and combinations thereof, and all moral rights and all other rights associated therewith.

“Covered Insurance Matters” means any Liabilities relating to or arising out of or in connection with the Program or the Product with respect to any fact, matter, circumstance or other occurrence prior to the Closing for which coverage is available under any Specified Policy.

“Data Requirements” means: (i) all applicable Laws and industry self-regulatory programs to which Seller is legally or contractually bound, (ii) any of Seller’s contractual requirements, and (iii) any of Seller’s published policies and notices, in each case with respect to clauses (i), (ii), and (iii), relating to the privacy, security, collection, usage, storage, retention, transfer, disclosure, disposal or processing of Personal Data by or on behalf of Seller in connection with the Program, the Purchased Assets, or the Assumed Liabilities.

“Data Site” means the Project Earth virtual data site administered by Datasite for Seller in connection with the Transactions.

“Development” means all activities relating to research and other non-clinical and clinical drug development activities, including toxicology, carcinogenicity, pharmacology, assay development and other non-clinical efforts, statistical analysis, formulation development, delivery system development, translational medicine activities, companion diagnostics development, the performance of Clinical Trials or other activities (including interacting with Regulatory Authorities) in furtherance of obtaining approval of products by any Regulatory Authority.  When used as a verb, “Develop” means to engage in Development activities.  For clarity, “Development” will not include any Manufacturing activities.

“Disclosure Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to the Buyers.

“DMD” means Duchenne Muscular Dystrophy, including any patient population or subpopulation in Duchenne Muscular Dystrophy.

“Domain Name Assignment Agreement” means the Domain Name Assignment Agreement to be entered into at Closing, substantially in the form attached as Exhibit B.

“Employee Benefit Plan” means any compensation or benefits plan, program, policy, agreement, arrangement or understanding, whether or not written and whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each employment, consulting, independent contractor, retirement, pension, profit sharing, deferred compensation, medical, dental, vision, disability, life, severance, change-in-control, retention, vacation, paid time off or other leave, incentive, bonus, commission, fringe benefit, equity, equity-based compensation, and stock purchase, or other compensatory or benefit plan, program, policy, agreement, arrangement or understanding, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates, or with respect to which Seller or any of its ERISA Affiliates has any current or contingent Liability for the benefit of any Program Employee or in which any Program Employee is eligible to participate.

“Encumbrance” means any charge, community property interest, mortgage, lien (statutory or other), license, pledge, security interest, easement, right of first refusal or any other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date among the Buyers, Seller and the Escrow Agent in substantially the form attached hereto as Exhibit C.

“Escrow Amount” means the General Indemnity Escrow Amount plus the Special Indemnity Amount.

“Excluded Assets” means any and all (a) real property and tangible personal property of Seller; (b) Excluded Intellectual Property; (c) Manufacturing-related assets of Seller (other than to the extent included in the Purchased Contracts, Purchased Intellectual Property, Purchased Regulatory Documentation or Purchased Product Records); (d) refunds, claims for refunds or rights to receive refunds of any and all Taxes that constitute Excluded Liabilities; (e) insurance policies or practices and insurance Contracts of Seller (including any captive insurance policies, self-insurance, surety bonds or corporate insurance policies or practices), together with any claim, action or other right Seller may have for insurance coverage under any past or present policies or practices and insurance Contracts; (f) cash, cash equivalents, investments and securities and bank or other deposit or securities accounts; (g) intercompany accounts receivable; (h) rights to causes of action, judgments, claims, counterclaims, rights of recovery and demands related to any Excluded Liabilities or Excluded Assets; (i) shares of capital stock and other equity interests, and all stock record books and ledgers, of Seller; (j) certificates of incorporation, by-laws, corporate minutes, corporate resolutions and other similar corporate documents and records of Seller; (k) accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller outstanding on the Closing Date; (l) information technology systems and software of Seller and all related license maintenance and service Contracts; (m) Excluded Communications; (n) rights of Seller under this Agreement, the Ancillary Agreements and any other agreements, certificates and instruments otherwise delivered in connection with this Agreement relating to the sale of the Program (or any portion thereof) or the Products; (o) Employee Benefit Plans; (p) any Excluded Contracts; and (q) any other assets, property, rights and interests of Seller, other than (i) those included in the Purchased Assets, or (ii) those assets being assigned pursuant to the Transition Services Agreement

“Excluded Communications” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the Transactions, or any other products or programs of Seller other than the Program or Products, including all (i) bids received from Third Parties and analyses relating to the Program or the Products and (ii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products and the Program; (b) attorney work product, attorney-client communications and other items protected by established legal privilege; (c) all human resources and personnel records and any other employee books and records, in each case, to the extent not related to the Program, the Transferred Employees or the Purchased Assets; (d) financial and accounting records to the extent not exclusively related to the Products or the Program or that form part of the general ledger of Seller; (e) work papers of Seller’s auditors; (f) Tax Returns, Tax records, related workpapers and other similar Tax information related to Taxes paid or payable by Seller that are not exclusively related to the Purchased Assets or the Program; and (g) items to the extent applicable Law prohibits their transfer.

“Excluded Contracts” means any Contract to which Seller is a party other than a Purchased Contract or the Shared Contracts to be assigned to the Buyers in accordance with Section 2.1.1 and Section 2.2.1, including those Contracts set forth on Schedule 1.1(b).

“Excluded Intellectual Property” means all Intellectual Property Rights owned or Controlled by or licensed to Seller other than (a) the Purchased Intellectual Property and (b) the rights to Intellectual Property Rights exclusively related to the Program or a Product granted to Seller under the Purchased Contracts or the Shared Contracts to be assigned to the Buyers in accordance with Section 2.2.1.

“Excluded Employee Liabilities” means any and all Liabilities, relating to or resulting from (a) any Employee Benefit Plan, except for Liabilities expressly assumed by the Buyers pursuant to Article 6 with respect to Transferred Employees for periods following the Closing, (b) the employment or engagement, or termination of employment or engagement, of any current or former employee, individual independent contractor, consultant, director or other service provider of Seller or its Affiliates who is not a Transferred Employee, (c) the employment or engagement of any Program Employee or other service provider for any period prior to the Closing, including wages, bonuses, commissions, accrued or unused vacation or paid time off, payroll Taxes, severance, retention, change-in-control, equity or equity-based compensation, and any claims arising under applicable employment or employee benefits Laws for any period prior to the Closing, and (d) any employee-related obligation triggered by or arising in connection with the execution of this Agreement or the consummation of the Transactions, including any transaction, retention, change-in-control, severance, parachute, gross-up or similar payments or benefits.

“Excluded Liabilities” means without duplication, the following Liabilities: (a) all Excluded Employee Liabilities, (b) any Liabilities arising out of or relating to any indebtedness of Seller, (c) any Liabilities under any Purchased Contract or Shared Contract that arise out of or relate to (i) any breach of, or failure to comply with any covenant or obligation in any such Contract by Seller or (ii) any event that occurred which, with or without notice, lapse of time or both, would or does constitute any breach or failure, in each case to the extent such Liability is based upon any act, event circumstance, omission or condition which occurred prior to the Closing, (d) arising out of or relating to Seller’s violation of, or failure to comply with, applicable Law prior to the Closing, (e) all Liabilities to the extent arising out of or related to the Excluded Assets (other than performance obligations under Section 5.6 or any Liabilities for which the Buyers or any of their Affiliates expressly has responsibility pursuant to this Agreement or any Ancillary Agreement, subject to terms, conditions and limitations set forth herein or therein), (f) all Liabilities for Taxes of Seller or its Affiliates, (g) all Liabilities for any Taxes in respect of the Program or the Purchased Assets arising on or prior to the Closing Date determined in accordance with Section 5.7.1, (h) all Liabilities for Transfer Taxes for which Seller is responsible pursuant to Section 5.7.2, (i) all criminal Liabilities and obligations and all civil penalties of Seller arising from criminal Litigation or breaches by Seller of criminal Laws, (j) all fees and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Seller specifically in connection with the negotiation, execution and performance of this Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby and any other similar processes which occurred with any other Person; and (k) any Covered Insurance Matters.

“Exploit” (and, with correlative meanings, the terms “Exploitation” and “Exploiting”) means to Develop, Manufacture or Commercialize the Products.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, and all regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of representations and warranties contained in Section 3.1 or Section 3.2, as applicable; provided, that such actual and intentional fraud of such Party shall be deemed to exist only if (a) as applicable, (i) a Buyer had actual knowledge (as opposed to imputed or constructive knowledge) the representations and warranties made by a Buyer were breached when made or (ii) to Seller’s Knowledge, the representations and warranties made by Seller were actually breached when made, (b) such representations and warranties were made with the intent to induce another Party to rely thereon and take action or inaction, (c) such reliance and subsequent action or inaction by such other Party was justifiable and (d) such action or inaction resulted in Losses to such other Party.  “Fraud” shall include only common law liability for fraud with respect to the making of the representations and warranties contained in Section 3.1 or Section 3.2, as applicable, and shall exclude constructive or equitable fraud, promissory fraud and unfair dealing.

“Fundamental Representations” means those representations and warranties of Seller and the Buyers, as applicable, contained in Section 3.1.1 (Corporate Status), Section 3.1.2 (Authority), Section 3.1.5 (Title to and Sufficiency of Assets), Section 3.1.10(d) (Title to Intellectual Property); Section 3.1.17 (No Broker), Section 3.2.1 (Corporate Status), Section 3.2.2 (Authority) and Section 3.2.9 (No Broker).

“GAAP” means United States generally accepted accounting principles.

“General Indemnity Escrow Amount” means an amount equal to $3,875,000, which amount is to be deposited by the Buyers with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Governmental Authority” means any supranational, international, national, commonwealth, provincial, territorial, county, municipal, district, federal, state or local body or entity exercising executive, legislative, judicial, regulatory, or administrative governmental functions, including any court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, or quasi-governmental authority.

“GRAND CANYON Study” means that portion of the clinical study being conducted by or on behalf of Seller as of the date hereof entitled “A Phase 2 randomized, double-blind, placebo-controlled study to evaluate the effect of EDG-5506 on safety, biomarkers, pharmacokinetics and functional measures in adults and adolescents with Becker muscular dystrophy” in accordance with clinical trial protocol no. EDG-5506-201, dated November 6, 2025, as amended, which consists of the patients enrolled in Cohort 6 of such clinical study.

“Health Care Laws” means any health care Law, in each case to the extent applicable to Seller or the Product, including (a) the FD&C Act and any other applicable Laws governing or relating to good laboratory practices, good clinical practices, recordkeeping, the Development, approval, Manufacture, storage, use, sale or distribution of drugs (or components or compounds thereof) and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual, (b) any Laws pertaining to a government sponsored or funded health care program, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, (c) the federal Medicare statute, federal and state Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), (d) the federal Anti-Kickback Statute (42 U.S.C.A §1320a7b(b)), False Claims Act (31 U.S.C.A §3729 et seq.) and state analogues and civil monetary penalties law (42 U.S.C. §§1320a-7a and 1320a-7b), (e) state licensing, disclosure and reporting regulatory requirements, (f) the anti-fraud provisions of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, (g) regulations regarding any advertising, marketing and promotional activities, (h) regulations promulgated pursuant to any of the statutes in subclauses (a) through (h), and (i) any comparable non-U.S. Laws. Health Care Laws do not include Data Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as compiled.

“IND” means an Investigational New Drug application, as defined in the FD&C Act, submitted to the FDA in the United States pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto, and any corresponding or equivalent foreign application or registration filed with a Regulatory Authority of a country, group of countries or territory other than the United States.

“Intellectual Property Rights” means any and all of the following and any and all intellectual property and other similar proprietary rights associated with the following, in any country or jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of law, Contract, or otherwise: (a) Patent Rights, (b) Trademark Rights, (c) Copyrights, (d) Know-How, (e) domain names and social media identifiers (and accounts therefor), and (f) all other intellectual property rights and industrial rights arising in any jurisdiction of the world, including any rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Inventory” means all the materials or components (including raw materials, intermediates, excipients, active ingredients and bulk drug product and packaging materials and components), work-in-process, packaging materials, goods in transit and finished goods inventory currently existing, and exclusively used in or held exclusively for use in the Program or with respect to any Product, including the Inventory set forth on Schedule 1.1(c).

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Seller in connection with the Program, Purchased Assets, or Assumed Liabilities.

“Know-How” means any and all trade secrets confidential business information (including, confidential data, technical information and other information), ideas, research and development, technology, processes, techniques, inventions, assays, data, know-how and other proprietary information, including specifications, formulations, methods, techniques, manufacturing processes, chemical or biological manufacturing control data, quality control and testing procedures, clinical data, and customer and supplier lists.  For purposes of Seller’s representations and warranties in Section 3.1.10, Know-How does not include Personal Data.

“Law” means any domestic or foreign, federal, state or local statute, law, treaty, ordinance, rule, administrative interpretation, standard, regulation, Order or other requirement having the force and effect of law of any Governmental Authority.

“Liabilities” means any obligations, debts, liabilities, Losses, claims, complaints or commitments of any kind, whether accrued or unaccrued, matured or unmatured, known or unknown,

asserted or unasserted, fixed or contingent, determined or determinable, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights (a) that are owned or Controlled by Seller or its Affiliates as of the Closing to the extent used, or held for use, by Seller prior to the Closing in connection with the Program or otherwise necessary for the Program or to Exploit any Product, and (b) not otherwise included in the Purchased Intellectual Property, including the items listed in Schedule 1.1(m).

“Litigation” means any claim, demand, charge, hearing, complaint, action, arbitration, mediation, hearing, proceeding, litigation, suit, warning letter, finding of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, investigative or appellate) and shall include any investigation, audit, examination, mediation, consent decree or alternative dispute resolution mechanisms, whether civil, criminal, administrative, arbitral or otherwise and whether pending, threatened or settled.

“Lookback Date” means January 1, 2023.

“Loss” or “Losses” means any losses, damages, judgments, fines, penalties, awards, Taxes, amounts paid in settlement, charges, and reasonable and documented out-of-pocket costs and expenses incurred in connection therewith (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and reasonable and documented legal fees); provided, that Losses will exclude any punitive or exemplary damages, except as are awarded pursuant to a final, non-appealable Order to a Third Party.

“Manufacture” and “Manufacturing” means any and all activities related to the sourcing of raw materials, synthesis, production, manufacture, processing, filling, finishing, inspection, storing, packaging, labeling, release, testing quality control, quality assurance and shipping and holding (prior to distribution) of a pharmaceutical product or any intermediate thereto, including process development, process qualification and validation, scale-up, nonclinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Material Adverse Effect” means an event, fact, condition, occurrence, circumstance, change or effect (“Effect”) that, considered either alone or together with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the Program, the Purchased Assets and Assumed Liabilities, taken as a whole or that prevents the consummation by Seller of the Transactions prior to the End Date; provided, however, that none of the following, and no Effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) any other action by Seller (i) expressly contemplated by this Agreement or any Ancillary Agreement, (ii) which a Buyer has expressly requested in writing be taken or (iii) to which a Buyer has expressly consented in writing; (b) any material breach by a Buyer of this Agreement; (c) general regulatory, political or economic conditions anywhere in the world or in the global economy generally, including the worsening thereof, or conditions affecting the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets anywhere in the world, including (i) changes in interest rates or credit ratings, (ii) changes in exchange rates, or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, including the worsening of any existing conditions; (d) inflation, or any changes in the rate of increase or decrease of inflation anywhere in the world; (e) the imposition of, or changes in, any tariffs, sanctions, trade policies or similar Law, directive, Order or policy (or any threats or announcements of any of the foregoing), or any consequences resulting from any trade disputes or “trade wars” or similar actions anywhere in the world; (f) any Effect generally affecting the biotechnology industry, including increases in operating costs; (g) any change or prospective change after the date hereof in accounting requirements (including GAAP or any other accounting standards or requirements) or applicable Law or the enforcement or interpretation thereof anywhere in the world; (h) any hostility, act of war, sabotage, terrorism, military actions, cyber-attacks or other cyber-crimes (including by a nation-state or nation state-sponsored threat actor), or any escalation or worsening of any of the foregoing; (i) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event anywhere in the world (or changes in any such events or occurrences, including, in each case, the response of any Governmental Authority); (j) the failure of the Program to achieve any internal or public projections, predictions, forecasts, guidance, estimates, milestones or budgets (financial or otherwise) in and of itself (provided, that the underlying causes of such failure shall not be excluded unless otherwise excluded under any other clauses of this definition); (k) any pandemic, epidemic, plague, contagious disease outbreak or other comparable event, or the worsening thereof (including quarantine restrictions mandated or recommended by any Governmental Authority), or changes in any such events or occurrences, including, in each case, (i) the response of any Governmental Authority (including any mandated or recommended quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, Order, guideline, response or recommendation), and (ii) any actions taken or not taken as a consequence of such response or to otherwise respond to the impact, presence, outbreak or spread of any of the foregoing; (l) the execution of this Agreement or any Ancillary Agreement or the announcement of, or the pendency of, this Agreement or consummation of the Transactions, including (i) the identity of a Buyer or its Affiliates or (ii) the impact of foregoing items in this clause (l) on the relationships, contractual or otherwise, of Seller with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other Third Parties; (m) the development of, or changes in, supply chain disruptions anywhere in the world; (n) any regulatory, clinical or manufacturing Effect relating to either Product or the Program provided, that, for purposes of this clause (n), any Effect that results in an issuance by the FDA of a clinical hold on the investigation or development of the Products, the result of which would reasonably be likely to result in the termination of, or delay of twelve (12) months or more to Seller’s GRAND CANYON Study may be considered in determining whether a Material Adverse Effect has occurred; except in the case of clauses (c)-(i), (k) and (m) to the extent that the Products or Program, taken as a whole, are disproportionately affected thereby as compared with other similarly situated programs (in which case only the incremental disproportionate impact or impacts (to the extent not excluded by other provisions of this definition) may be taken into account in determining whether there has been a Material Adverse Effect).

“NDA” means a New Drug Application as described in the FD&C Act, Marketing Authorisation Applications in Europe, and any corresponding or equivalent foreign application or registration filed with a Regulatory Authority of a country, group of countries or territory other than the United States.

“Order” means any judgment, order or decree of any Governmental Authority of competent jurisdiction.

“Patent Assignment Agreement” means the Patent Assignment Agreement to be entered into at Closing, substantially in the form attached as Exhibit D.

“Patent Rights” means (a) any national, regional and international patents and patent applications, including provisional patent applications; (b) any patent applications filed from such patents, patent applications or provisional applications or from an application claiming priority to any of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications; (c) any patents that have issued or in the future issue from the foregoing patent applications described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; and (d) all Patent Term Extensions, restorations and the like by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions of the foregoing patents or patent applications described in clauses (a), (b) and (c).

“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplemental protection certificates and any other extensions that are now available or become available in the future.

“Permitted Encumbrance” means any (a) Encumbrance for (i) Taxes not yet due and payable or (ii) Taxes being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on relevant financial statements in accordance with the GAAP; (b) non-exclusive licenses, sublicenses or other rights to Intellectual Property Rights granted in the ordinary course of business; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (d) Encumbrances arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business; (e) any Encumbrance disclosed on Schedule 1.1(d); and (f) other imperfections of title, licenses or Encumbrances, if any, that do not materially impair the enforceability or value as of the Closing, or the continued use or operation, of the Purchased Assets to which they relate in the conduct of the Program as currently conducted.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

“Personal Data” means any information Processed by or on behalf of Seller in connection with the Program, Purchased Assets, or Assumed Liabilities that identifies, or could reasonably be used to identify, a natural person, including any such information that constitutes “protected health information,” “personal data,” “personal information” or “personally identifiable information” under applicable Data Requirements.

“Privacy Consents” means the terms of any written consents, authorizations, waiver of authorization or consent, other written permission pursuant to which Seller, or a Third Party acting on Seller’s behalf, Processed or Processes Personal Data.

“Processing” shall mean any operation or set of operations which is performed on Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, access, storage, distribution, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, transfer or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Product” means each of (a) S Compound and (b) the Backup Compound.

“Product Records” means, other than Purchased Regulatory Documentation, all (a) books, records, data or other information or documentation related to the Manufacture of the Products (but excluding any such books, records, data or other information or documentation that are required by Law to be maintained by a Person other than Seller manufacturing such Product, in any such case subject to the rights with respect thereto (including ownership, access or reference) included in any other Purchased Asset), (b) books, records, data or other information or documentation of or relating to the Program or (including all human resources, personnel records and any other employee books and records) related to the Transferred Employees, (c) books, records, data or other information or documentation that document or otherwise embody Know-How related to the Program or used or held for use in connection with the Program and (d) any other books, records, data or other information or documentation regulated by Health Care Laws, in each case ((a)-(d)), to the extent owned or Controlled by Seller as of the Closing Date, in the format books, records, data or other information or documentation are maintained as of the Closing Date.

“Program Employee” means each employee of Seller listed on Schedule 6.1, as such Schedule may be updated by Seller not less than five (5) Business Days prior to Closing solely to reflect hires, terminations, transfers and changes in employment status made in compliance with this Agreement; provided, that no individual may be added to or removed from Schedule 6.1 without a Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed, other than removals resulting from resignation, death, disability or termination for cause.

“Program” means the Exploitation of each Product as conducted by Seller at any time prior to the Closing Date.

“Purchase Price” means the sum of (a) the Closing Consideration and (b) any Milestone Payments to the extent actually paid.

“Purchased Contracts” means the Contracts set forth on Schedule 1.1(e), as such Schedule may be updated by Seller prior to three (3) Business Days prior to Closing to include Contracts with respect to the Products or the Program that are entered into by Seller after the date of this Agreement in accordance with the provisions of this Agreement and, to the extent subject to Section 4.2, copies of which Contracts are provided to the Buyers not less than three (3) Business Days prior to the execution thereof.

“Purchased Copyrights” means all Copyrights that are owned by Seller and are exclusively related to, exclusively used in or exclusively held for use, in each case, in the Program, including the Copyrights listed on Schedule 1.1(f).

“Purchased Domain Names” means the domain names and social media identifiers (and accounts therefor) listed on Schedule 1.1(g).

“Purchased Intellectual Property” means the Purchased Copyrights, the Purchased Domain Names, the Purchased Know-How, the Purchased Patents and the Purchased Trademarks.

“Purchased Know-How” means all Know-How that is owned by Seller and is exclusively related to, exclusively used in or held exclusively for use, in each case, the Program, including all data (including clinical and pre-clinical data) exclusively related to the Products.

“Purchased Patents” means the Specified Patents and any Patent Rights that are owned by Seller and exclusively related to, exclusively used in or held exclusively for use in the Program.  Notwithstanding the foregoing, Purchased Patents shall include the Patent Rights listed on Schedule 1.1(h).

“Purchased Product Records” means, other than Purchased Regulatory Documentation, (a) all Product Records to the extent exclusively related to the Program and (b) copies of all Product Records that are not exclusively related to the Program (it being understood and agreed that (i) a transfer of Purchased Product Records under Section 2.1.1(c) does not include an assignment of any Intellectual Property Rights in such Purchased Product Records to the extent not otherwise included in the Purchased Intellectual Property (but without affecting any implied rights) and (ii) Seller may remove or redact from such Product Records any Excluded Communications and redact from such Purchased Product Records any other information to the extent not exclusively related to the Program or any Product).

“Purchased Regulatory Documentation” means all regulatory filings and submissions set forth or described on Schedule 1.1(i).

“Purchased Trademarks” means the Trademark Rights listed on Schedule 1.1(j).

“R&W Insurance Policy” means that certain Buyer Side Representations and Warranties Insurance Policy issued by Great American E & S Insurance Company, Policy No. BRWF403580.

“Regulatory Authority” means any Governmental Authority that is concerned with and has jurisdiction over the Development, testing, Manufacture or Commercialization of pharmaceutical products, biologics or biopharmaceuticals in a particular country or jurisdiction, including healthcare programs under which such products are purchased, billed or reimbursed, as applicable, or the protection of personal health information, including the FDA, the United States Centers for Medicare & Medicaid Services, the European Medicines Agency and the Medicines and Healthcare Products Regulatory Agency.

“Regulatory Materials” means clinical studies, safety and efficacy data and other information submitted to and supporting any and all existing or pending regulatory applications or filings, including INDs, NDAs, approvals, licenses, registrations, and authorizations, in connection with the Exploitation of the Products.

“Representatives” means, with respect to any Person, the directors, officers, employees, agents, attorneys, investment bankers, financial advisors, accountants consultants, advisors and other representatives of such Person.

“Restricted Business” means actions taken to (i) Exploit any therapeutic product that includes as an active pharmaceutical ingredient an agent that is primarily intended to treat BMD or DMD, including incidental treatment of cardiomyopathy solely and specifically as a symptom or manifestation of BMD or DMD or (ii) clinically Develop, Manufacture for clinical use or Commercialize any therapeutic product that includes as an active pharmaceutical ingredient an agent that is primarily intended to treat muscular dystrophy, excluding for purposes of this clause (ii), cardiomyopathies associated with muscular dystrophies.

“ROW Purchased Intellectual Property” means the Purchased Intellectual Property that is filed, registered or the subject of an application for registration anywhere in the world other than the United States.

“ROW Intellectual Property Assignment Agreement” means the short form assignment agreement related to the ROW Purchased Intellectual Property in the agreed form between Seller and LLS to be entered into on the Closing Date.

“Seller Board” means Seller’s board of directors.

“Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(k) after due inquiry.

“S Compound” means that certain compound, that is known as of the date hereof as “EDG-5506” or “Sevasemten,” the chemical structure of which is described in Schedule 1.1(l), as well as Compound 35 disclosed in WO2020097258 or WO2021231630, and Compound 9 disclosed in WO2021231572, and prodrugs, salts, free acid form, free base form, hydrates, crystalline hydrates, polymorphs, solvates, active metabolites, enantiomers, diastereomers, racemates, tautomers, stereoisomers, complexes, co-crystals, or other non-covalent modification of Sevasemten.

“Shared Contract” means any Contract to which Seller is a party that is used in, or held for use the Program and is used in, or held for use in another program of Seller, including the Contracts listed on Schedule 2.2.2.

“Special Indemnity Amount” means an amount set forth on Section 1.1(b) of the Disclosure Schedules, which amount is to be deposited by the Buyers with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Specified Patents” means the patents and all Patent Rights associates with WO 2021/231572 (Family 714); WO 2020/097258 & WO 2021/231630.

“Straddle Tax Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” and “Taxes” means any and all U.S. federal, state or provincial, cantonal or local or non-U.S. taxes, levies, imposts, contributions, duties, or similar charges in the nature of a tax, whether disputed or not, in each case imposed by any Governmental Authority, including income, gains, premium, diverted profits, minimum, base erosion and anti-abuse minimum, gross receipts, employment, franchise, estimated, alternative minimum, add on minimum, production, property, occupancy, sales, use, gross margin, excise, severance, documentary, stamp, occupation, windfall profits, environmental, custom duties, real property, personal property, capital stock, capital gains, disability, unemployment, payroll, social security, value added, ad valorem, goods and services, transfer, recording, real property gains, registration, recapture, withholding, license, and other tax, together with any interest, penalties and additions to tax or additional amounts with respect thereto.

“Tax Return” means any report, return, declaration, election, claim for refund, information return or other document supplied or required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority administering, assessing, imposing, or collecting any Tax or Tax Return.

“Third Party” means any Person other than Seller, the Buyers and their respective Affiliates and permitted successors and assigns.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement to be entered into at Closing, substantially in the form attached as Exhibit E.

“Trademark Rights” means any and all trademarks, trade dress, service marks, trade names (including social media corporate identifiers), brand names, slogans, logos, designs or other designations or indicia of source or origin, whether or not registered, and any registrations and applications for registration thereof, and all renewals thereof, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated therewith.

“Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

“Transfer Taxes” means all sales (including bulk sales), use, transfer (including real property transfer or gains), recording, ad valorem, documentary, registration, filing, conveyance, excise, stamp Taxes and similar Taxes, duties and fees, imposed on any sale, transfer, or assignment of property

(or any interest therein) to the Buyers effected pursuant to this Agreement.  For the avoidance of doubt, Transfer Taxes shall exclude VAT.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at Closing, in the form attached as Exhibit F, with such changes as may be mutually agreed by the Parties, acting reasonably and in accordance with Section 5.15.

“United States” or “U.S.” means the United States of America and its territories, districts, commonwealths and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

“U.S. Purchased Intellectual Property” means the Purchased Intellectual Property that is filed, registered or the subject of an application for registration in the U.S.

“U.S. Intellectual Property Assignment Agreement” means the short form assignment agreement related to the U.S. Purchased Intellectual Property in the agreed form between Seller and LLC to be entered into on the Closing Date.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any goods and services, value added and other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or in addition to, such Tax referred to in clause (a) above, or imposed elsewhere.

The terms set forth below shall have the meanings ascribed thereto in the referenced section (or Schedule, if applicable):

Term	Section / Schedule
“Adjusted Price Allocation”	Section 5.7.5
“Agreement”	Recitals
“Asset Allocation”	Section 2.1.1
“Assumed Liabilities”	Section 2.3.1
“Audited Program Financial Information”	Section 5.14
“Balance Sheet Date”	Section 3.1.14
“Buyer Indemnitees”	Section 9.1.2(a)
“Buyer Welfare Benefit Plans”	Section 6.2.2
“Closing”	Section 2.5.1
“Closing Date”	Section 2.5.1
“Comparable Offer”	Section 6.2.1
“Confidentiality Agreement”	Section 5.2.1
“Confidential Information”	Section 5.2.2
“Current Representation”	Section 10.15.1

“Deductible”	Section 9.1.2(a)
“Designated Courts”	Section 10.1.1
“Designated Person”	Section 10.15.1
“Draft Price Allocation”	Section 5.7.5
“End Date”	Section 8.1.2
“Enforceability Exceptions”	Section 3.1.2
“Expiration Date”	Section 9.1.1(a)
“Expiration Time”	Section 9.1.1(a)
“Field”	Schedule 9.1.2
“Final Price Allocation”	Section 5.7.5
“General Indemnity Escrow Distribution Amount”	Section 9.1.8
“General Indemnity Escrow Release Date”	Section 9.1.8
“Guaranteed Obligations”	Section 10.16
“HSR Regulatory Actions”	Section 4.3.3
“ICC”	Section 10.1.2
“Indemnified Party”	Section 9.1.3(a)
“Indemnifying Party”	Section 9.1.3(a)
“Insurance Policies”	Section 3.1.19
“Leave Program Employee”	Section 6.1.1
“LLC”	Recitals
“LLS”	Recitals
“Material Purchased Contract”	Section 3.1.6(a)
“Material Suppliers”	Section 3.1.18
“Non-Paying Party”	Section 5.7.1
“Non-Transferrable Asset”	Section 2.2.1
“Non-U.S. Program Employee”	Section 6.1.1
“Notice”	Section 10.2.1
“Ongoing Activities”	Section 5.12
[***]	[***]
[***]	[***]
“Party” and “Parties”	Recitals
“Paying Party”	Section 5.7.1
“Post-Closing Representation”	Section 10.15.1
“Pre-Closing Period”	Section 4.1.1
“Privileged Communications”	Section 10.15.2

“Program Financial Information”	Section 3.1.14
“Prorated 2026 Incentive”	Section 6.2.7
“Purchase Price Cap”	Section 9.1.2(a)
“Purchased Assets”	Section 2.1.1
“Registered IP”	Section 3.1.10(a)
“Safety Notices”	Section 3.1.8(n)
“Securities Act”	Section 3.1.6(a)(i)
“Seller”	Recitals
“Seller Indemnitees”	Section 9.1.2(b)
“Special Indemnity Escrow Distribution Amount”	Section 9.1.8
“Special Indemnity Escrow Release Date”	Section 9.1.8
“[***]”	Schedule 9.1.2
“Specified Policies”	Section 5.8
“Standard IP Contracts”	Section 3.1.6(a)(v)
“Straddle Period Taxes”	Section 5.7.1
“Tax Proceeding”	Section 3.1.9(a)
“Third Party Claim”	Section 9.1.3(a)
“Transferred Employee”	Section 6.1.1
“WARN Act”	Section 3.1.11(e)
“Willful Breach”	Section 8.2.2

1.2Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement, the Schedules and the Disclosure Schedules are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.  References to days shall be deemed to refer to calendar days, unless otherwise specified.  The contents of the Schedules, Exhibits and Disclosure Schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules, Exhibits and Disclosure Schedules.  Any term used in any Schedule or the Disclosure Schedules, or in any Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement, if any.  No prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof.  Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section unless otherwise specified; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this

Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (h) references to dollars, or to $, are expressed in the currency of the United States.

ARTICLE 2

PURCHASE AND SALE; LIABILITIES

2.1Purchase and Sale.

2.1.1Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, Seller shall sell, transfer, convey, assign and, subject to Section 2.1.2, deliver to the applicable Buyer in accordance with the asset allocation set forth in Schedule 2.1.1 (the “Asset Allocation”), and the Buyers shall purchase, and in accordance with the Asset Allocation, accept and acquire from Seller, all of Seller’s rights, title and interests in, to and under, the following assets (clauses (a) through (j)), in each case as they exist at the time of the Closing, free and clear of all Encumbrances (other than Permitted Encumbrances) (collectively, the “Purchased Assets”):

(a)all (i) Purchased Contracts and (ii) subject to Section 2.2.3, rights under Shared Contracts to the extent related to, used in or held for use in the Program;

(b)all Purchased Regulatory Documentation;

(c)all Purchased Product Records;

(d)all Purchased Intellectual Property, including all (i) royalties, fees, income, payments and other proceeds due and payable on or after the Closing to Seller with respect to such Purchased Intellectual Property and (ii) claims and causes of action against any Third Party with respect to such Purchased Intellectual Property, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution and injunctive and other legal or equitable relief for past, present or future infringement, misappropriation or other violation thereof;

(e)all attorney work-product protections, attorney-client privileges and other legal protections to the extent related to the Program, the other Purchased Assets or the Assumed Liabilities, in each case excluding any Excluded Communications;

(f)all claims, causes of actions, defenses, and rights of set-off against Third Parties to the extent relating to, arising out of or in connection with the Program, the Purchased Assets or the Assumed Liabilities  (other than any such claims or causes of action included in Section 2.1.1(d));

(g)Inventories that are owned by Seller;

(h)all goodwill of the Program as a going concern; and

(i)all other assets, properties and rights that are exclusively related to, exclusively used in or held exclusively for use in the Program and, without duplication, those assets, properties and rights listed on Schedule 2.1.1(i).

Notwithstanding anything to the contrary herein, the Purchased Assets shall be transferred by Seller to the Buyers in accordance with the Asset Allocation.

2.1.2Notwithstanding Seller’s delivery obligations pursuant to Section 2.1.1 and subject to the access rights of the Buyers as of the Closing under the Transition Services Agreement, Seller shall deliver to the Buyers (a) all Purchased Regulatory Documentation and Purchased Product Records within thirty (30) days of the Closing, and (b) any Inventory required to remain in the Control of Seller to the extent required to perform activities under the Transition Services Agreement as promptly as reasonably practicable following cessation of such services and in accordance with the Transition Services Agreement.  Subject to the foregoing, all Inventory included in the Purchased Assets shall be transferred, directly or indirectly, to the applicable Buyer at the Closing.  To the extent any such Inventory is in the possession of a Third Party under a Shared Contract or under a Purchased Contract requiring Consent to assign such Purchased Contract to a Buyer, Seller shall use reasonable best efforts to provide the Buyers access to and use of the Inventory, including (i) access to premises where such Inventory is located in accordance with the terms and conditions of the applicable Shared Contract until the transfer or assignment of Seller’s relevant rights under such Contract to the Buyers pursuant to Section 2.1.6 and (ii) enforcing at the reasonable request of, and for the benefit of, the Buyers or their Affiliates any rights of Seller under such Purchased Contract or Shared Contract.

2.1.3Excluded Assets.  Notwithstanding anything to the contrary in this Agreement (including Section 2.1), neither the Buyers nor any of their Affiliates shall acquire, pursuant to this Agreement or any Ancillary Agreement, the Excluded Assets, and the Purchased Assets shall not include, and Seller shall retain following the Closing Date, the Excluded Assets.

2.1.4License Grant to the Buyers.  Subject to the terms and conditions of this Agreement, Seller hereby grants to the Buyers as of the Closing, a nonexclusive, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable, transferable, worldwide license or sublicense (as the case may be) under any Licensed Intellectual Property Rights.

2.1.5Acknowledgment.  Subject to Section 5.2, Seller shall have the right, on behalf of itself and its licensees, sublicensees, licensors, sublicensors, Manufacturers and distributors, to (a) retain copies of the documents, materials and data relating to the conduct of the Program prior to the Closing Date, in each case, as shall solely to the extent required to (i) complete their legal, regulatory, stock exchange, Tax and financial reporting requirements or (ii) defend or manage Excluded Liabilities, including in respect of Covered Insurance Matters, and (b) prior to delivering or making available any Purchased Product Records or Purchased Regulatory Documentation to the Buyers in accordance with Section 2.1.1 and Section 2.5, redact from such Purchased Product Records or Purchased Regulatory Documentation any information to the extent that (i) such information does not relate to the Program or (ii) such information constitutes any Excluded Communications.  Notwithstanding anything to the contrary contained in this Agreement, the inclusion of a single asset within the scope of more than one clause of Section 2.1.1 does not imply that such asset must be conveyed to the Buyers more than once.

2.1.6Limited Grant of Rights.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its licensees, sublicensees, licensors, sublicensors, Manufacturers and distributors, such rights in and to the Purchased Assets, including a right of reference to the Purchased Regulatory Documentation, and the Buyers hereby grant to Seller, effective from and after the Closing Date, a worldwide, non-exclusive, royalty-free and non-

transferable license and right of reference (with a right to grant sublicenses and further rights of reference through multiple tiers) under the Purchased Assets, including a right of reference to the Purchased Regulatory Documentation, in each case, solely to the extent necessary to perform, and solely for the purpose of performing, its obligations to the Buyers and their Affiliates under this Agreement or any Ancillary Agreement and, in each case, solely during the period of time in which such Person is performing the applicable obligations to the Buyers and their Affiliates under this Agreement or the Ancillary Agreement.  Nothing in this Section 2.1.5 shall prohibit the Buyers or any of their Affiliates from exercising any contractual remedies available to it under this Agreement or any Ancillary Agreement as a result of any breach hereof or thereof by Seller, including in connection with any breach of Sections 5.2 and 5.5.

2.2Consents to Certain Assignments; Shared Contracts.

2.2.1Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, but nonetheless subject to the other provisions of Section 2.1.6, this Agreement shall not, nor shall any Ancillary Agreement, constitute an agreement to sell, transfer, convey, assign or deliver, directly or indirectly, any Purchased Asset (including any Contract), or any right or benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the Consent of a Third Party (including a Governmental Authority), would constitute a breach, default, violation or other contravention of the rights of such Third Party, would be ineffective with respect to any party to a Contract concerning such Purchased Asset or would be prohibited by Law (any such Purchased Asset, a “Non-Transferable Asset”).

2.2.2If any required Consent in respect of a Non-Transferable Asset is not obtained prior to the Closing, subject to satisfaction of the conditions to Closing set forth in Article 7, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, prior to such Consent being obtained, and for a period of up to twelve (12) months following the Closing Date, (a) the Buyers and Seller shall use their respective reasonable best efforts to secure such Consent as promptly as practicable after the Closing (which efforts shall not require the payment of any money or other consideration), and (b) Seller and the Buyers shall cooperate in good faith (with each Party being responsible for its own out-of-pocket expenses) in any lawful and commercially reasonable arrangement reasonably acceptable to the Buyers and Seller under which (i) the Buyers shall obtain the economic rights and benefits under the Purchased Asset with respect to which the Consent has not been obtained and (ii) the Buyers shall assume any related economic liability or burden with respect to such Purchased Asset to the extent constituting an Assumed Liability.  Following the Closing, until such Consent is obtained, the Buyers will, and will cause each of its Affiliates to, use reasonable best efforts to cooperate with Seller to enable them to comply with the terms of any Contract that would have constituted a Purchased Asset except for the failure to receive a required Consent to such transfer or assignment.

2.2.3Without limiting Section 2.2.1, Seller shall use its reasonable best efforts to cause any Shared Contract to be assigned in relevant part to the applicable Buyer or appropriately amended or, to use reasonable best efforts to assist Buyer to replace with Contracts in lieu of Shared, in each case so that such Buyer shall be entitled to the rights and benefits of such Shared Contract to the extent exclusively relating to the Program, and shall be responsible for any burden to the extent constituting an Assumed Liability, and Seller shall be entitled to the rights and benefits to the extent not exclusively related to the Program, and shall be responsible for any burden to the extent constituting an Excluded Liability or otherwise relating to the balance of the subject matter of such Shared Contract.  Seller shall cooperate in good faith and consult with the Buyers with respect to the separation and amendment of such Shared Contracts and the negotiation of any such partial assignments and new Contracts and, with respect to any amended Shared Contract or new Contract to be assigned to or executed by a Buyer, shall give such Buyer the ability to comment thereon and shall incorporate any reasonable comments provided by such Buyer.  If any such Shared Contract cannot be so separated and amended (and new Contracts cannot be entered into), or if any of the foregoing would impair the benefits that either Buyer or Seller would expect to derive from a Shared Contract, then the Parties shall cooperate with each other and use reasonable best efforts to obtain for the appliable Buyer an arrangement to provide the applicable Buyer with the benefits of such Shared Contract in some other manner, including Seller’s entering into such lawful arrangements with such Buyer to place such Buyer in substantially the same economic and Liability position as if such assignments or amendments and new Contracts were entered into in accordance with the foregoing.  Further, Seller shall use reasonable best efforts to enforce, at the request (and for the benefit and burden) of the Buyers, any rights of Seller arising from the portion of any Shared Contract that is not assigned or transferred to the Buyers to the extent such rights are related to the Program.  The obligations of Seller pursuant to this Section 2.2.3 shall not extend beyond the remaining term of the applicable Shared Contract as of the Closing Date.  The Buyers acknowledge and agree that, with respect to the Shared Contracts listed on Schedule 2.2.3(a), the reasonable best efforts of Seller to cause the applicable rights of Seller under or with respect to the Program to be assigned and transferred to a Buyer shall consist of using reasonable best efforts to effectuate the transfer of purchase orders or statements of work under such Shared Contract to Contracts with such Persons to which Buyer or its Affiliates are a party at the Closing, with respect to which, Buyer shall cooperate and assist Seller in such efforts.

2.2.4Nothing in this Section 2.2 shall require Seller or the Buyers to make any payment, incur any obligation or grant any concession in order to effect any transaction contemplated by this Section 2.2.

2.3Liabilities.

2.3.1Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign and the applicable Buyer or their respective Affiliates shall assume and agree to pay, perform and discharge when due all Liabilities of Seller to the extent exclusively arising out of or exclusively relating to the Purchased Assets or the Program and not constituting Excluded Liabilities, whether arising before, concurrently with, or after the Closing, including: (a) all Liabilities arising out of Seller’s or any Buyer’s or any of their Affiliates’ ownership or use of, or performance under, the Program or any Purchased Asset; (b) all Liabilities arising out of or relating to, or requiring performance under, any Purchased Contracts (except, in each case, for any Liability arising out of or relating to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Purchased Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would or does constitute such a breach or failure); provided, that Assumed Liabilities in respect of payment obligations arising prior to the Closing Date under (x) Purchased Contracts or (y) Shared Contracts to the extent related to the Program, in each case that would be required to be recorded on a balance sheet prepared in accordance with GAAP, shall in no event exceed $5,000,000 in the aggregate, with any excess constituting an Excluded Liability; (c) any Liabilities arising under a Shared Contract to the extent related to the Program, subject to the performance by Seller of its obligations under Section 2.2; (d) all Liabilities in respect of the Program or the Purchased Assets arising after the Closing Date determined in accordance with Section 5.7.1 and (e) the Buyer’s portion of Transfer Taxes as provided for in Section 5.7.2 (collectively, the “Assumed Liabilities”).

2.3.2Excluded Liabilities.  Notwithstanding anything to the contrary herein, no Buyer nor any of its Affiliates shall assume any Excluded Liabilities.

2.4Consideration.

2.4.1Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, the Buyers shall (a) pay to Seller on the Closing Date the Closing Consideration, (b) pay to Seller, upon achievement of any Milestone Event, the corresponding

Milestone Payment in accordance with Schedule 2.4; and (c) assume the Assumed Liabilities pursuant to Section 2.3.

2.5Closing.

2.5.1Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or in such other manner as shall be mutually agreed upon by Seller and the Buyers) commencing at 10:00 am Mountain time on a date that is no later than the second (2nd) Business Day following the date on which all of the conditions to the obligations of Seller and the Buyers to consummate the transactions contemplated hereby set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Seller and the Buyers prior thereto.  The date on which the Closing actually occurs is called (the “Closing Date”).

2.5.2Closing Deliveries.

(a)At the Closing, Seller shall deliver or cause to be delivered the following to the Buyers:

(i)duly executed counterparts to (x) the Transition Services Agreement (including the services schedules thereto), in each case in form and substance mutually agreed pursuant to Section 5.15 and (y) each of the other Ancillary Agreements to which Seller is a party;

(ii)a certificate, executed by an officer of Seller and dated the Closing Date, confirming on behalf of Seller that the conditions set forth in Sections 7.2.1 and 7.2.2 have been satisfied;

(iii) a valid IRS Form W-9 duly executed by Seller;

(iv)other than as set forth in Section 2.1.2, deliver to the Buyers all the Purchased Assets which are capable of passing by delivery when, by virtue of such delivery, title to those Purchased Assets shall pass to the Buyers, in accordance with the Asset Allocation;

(v)the U.S. Intellectual Property Assignment Agreement duly executed by Seller and its relevant subsidiaries; and

(vi)the ROW Intellectual Property Assignment Agreement duly executed by Seller and its relevant subsidiaries.

(b)At the Closing, the Buyers shall deliver the following to Seller:

(i)payment, by wire transfer of immediately available funds to the account(s) set forth in Schedule 2.5.2(b)(i), of an amount equal to the Closing Consideration minus the Escrow Amount;

(ii)payment, by wire transfer of immediately available funds to the accounts designated in writing by the Escrow Agent, of an amount equal to the Escrow Amount;

(iii)duly executed counterparts to (x) the Transition Services Agreement (including the services schedules thereto), in each case in form and substance mutually agreed pursuant to Section 5.15 and (y) each of the other Ancillary Agreements to which Buyers are a party;

(iv)a duly executed counterpart of the Escrow Agreement executed by the Escrow Agent;

(v)a certificate, executed by an officer of each Buyer and dated the Closing Date, confirming on behalf of each Buyer that the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied;

(vi)the U.S. Intellectual Property Assignment Agreement duly executed by LLC; and

(vii)the ROW Intellectual Property Assignment Agreement duly executed by LLS.

2.6Withholding.  The Buyers shall be entitled to deduct and withhold from the Purchase Price and any other amounts payable pursuant to this Agreement, such Tax amounts as are required to be deducted and withheld under the Code or any applicable provision of U.S. state or local, or non-U.S. Law with respect to the making of such payment; provided, however, that the Parties agree that no Taxes are expected to be required by the United States or by France to be withheld or deducted from the payment of the Closing Consideration under applicable Law if Seller provides to Buyers a duly executed and completed IRS Form 6166 or Form n° 5000 prior to the Closing Date.  To the extent that amounts are so deducted and withheld and paid over to the relevant Governmental Authority by a Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  The Buyers shall (except in connection with any compensatory payments or the failure of Seller to deliver an IRS Form W-9 pursuant to Section 2.5.2(a)(iii)) use reasonable best efforts to give advance notice of withholding anticipated to be made in respect of amounts payable to Seller and provide Seller with a reasonable opportunity to provide any forms, certifications or other documents to reduce or eliminate withholding (including, as applicable, an IRS Form W-9 or the appropriate series of an IRS Form W-8, a form n° 5000 or IRS Form 6166 and any similar form).  The Buyers and Seller shall use reasonable best efforts to cooperate in minimizing any such withheld amounts to the extent permitted by applicable Tax Law.  Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of Seller.  Disclosures in any section or paragraph or cross-referenced in the particular section of the Disclosure Schedules address the corresponding section or paragraph of this Agreement and other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from its face that such disclosure is applicable to such other sections or paragraphs.  Except as set forth in the Disclosure Schedules, Seller represents and warrants to the Buyers as follows:

3.1.1Corporate Status.  Seller is a legal entity duly organized, validly existing and, to the extent applicable in the relevant jurisdiction, in good standing under the Laws of the jurisdiction of its organization or incorporation.  Seller has all requisite corporate or other entity power and authority to enable it to own, operate, lease or otherwise hold the Purchased Assets owned, operated, leased or otherwise held by it and to carry on the business as currently conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

3.1.2Authority.  Seller has the requisite corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to which Seller will be a party and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate or other entity actions of Seller.  Seller has duly executed and delivered this Agreement and, as of the applicable time required by this Agreement, will have executed and delivered each Ancillary Agreement to which it will be a party, and this Agreement and each Ancillary Agreement to which it is or will be a party (assuming the due authorization, execution and delivery thereof by each other party thereto) constitutes or, upon the execution and delivery thereof by Seller, will constitute its valid and legally binding obligation, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

3.1.3Non-Contravention and Approvals.

(a)The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by Seller and each Ancillary Agreement to which it will be a party, do not and will not (i) conflict with, violate or result in a breach or default of the organizational documents of Seller, (ii) subject to obtaining, making and giving the Consents, filings and notices, as applicable, referred to in Section 3.1.3(b), violate any Law applicable to Seller, the Program or the Purchased Assets, or (iii) subject to obtaining, making and giving the Consents, filings and notices, as applicable, referred to on Section 3.1.3 of the Disclosure Schedules or in Section 3.1.3(b), (A) violate, breach or constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the termination of, or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation under any Purchased Contract, (B) violate any Order to which Seller is subject to the extent relating to the Program or (C) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance on any Purchased Asset, except, in the case of (ii) and (iii), for such violations, breaches, defaults, accelerations, cancellations, terminations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.

(b)Except for (i) if required, compliance with and filings or notifications required under any applicable Antitrust Law and the expiration or termination of the waiting periods thereunder, (ii) Authorizations that if not received, or declarations, filings or registrations that if not made, would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole, (iii) Authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of any Buyer or its Affiliates and (iv) items disclosed in Section 3.1.3(b) of the Disclosure Schedules, no notice to, filing with or Authorization of any Governmental Authority is required for Seller to consummate the Transactions.

3.1.4No Litigation.  (a) There is and since the Lookback Date, has been no Litigation pending or threatened in writing against Seller (a) relating to or affecting the Program, the Products, the Purchased Assets or the Assumed Liabilities, except for such Litigation as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed

Liabilities, taken as a whole or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.  There is and since the Lookback Date, has been no Litigation pending in respect of the Program, the Products, the Purchased Assets or the Assumed Liabilities in which Seller is plaintiff or claimant.  There are and since the Lookback Date, have been no Orders with respect to the Program, the Products, Purchased Assets or the Assumed Liabilities outstanding against Seller.  There are and since the Lookback Date, have been no to Seller’s Knowledge:  (i) investigations by a Governmental Authority with respect to the Program, the Products, the Purchased Assets or the Assumed Liabilities outstanding against Seller, or (ii) to pending or threatened in writing whistleblower claims related to the Program.

3.1.5Title to and Sufficiency of Assets.

(a)Seller owns and has good and valid title to, or valid contract rights, or other rights to use, in, as applicable, the Purchased Assets (other than the Purchased Intellectual Property, which is the subject of Section 3.1.10(d), and Personal Data), free and clear of all Encumbrances other than Permitted Encumbrances.

(b)Assuming (x) the receipt of all required Consents of Third Parties required for the transfer of Purchased Assets, and (y) each Program Employee is employed by a Buyer or its Affiliate, or is a contractor or consultant thereof, at and immediately following the Closing, the Purchased Assets and undocumented know-how included in the Licensed Intellectual Property Rights, together with (i) the Products supplied and services provided to any Buyer and its Affiliates under this Agreement and the Ancillary Agreements, (ii) the services provided to the Program by any of the employees of Seller other than the Program Employees, (iii) cash, cash equivalents and working capital, (iv) readily available tangible personal property (such as office space, furniture and office equipment) and support services (such as IT services), in each case that is available on commercially reasonable terms and (v) the assets listed in Section 3.1.5(b) of the Disclosure Schedules, constitute all of the rights, property and assets owned or Controlled by Seller and necessary to conduct in all material respects the Program immediately following the Closing in substantially the same manner as currently conducted by Seller and as conducted immediately prior to Closing, and all such assets are, as applicable, with respect to physical assets, structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.1.6Material Purchased Contracts.

(a)Section 3.1.6(a) of the Disclosure Schedules sets forth a true and complete list of the Contracts described in the following clauses (i)-(xvi) that are in effect as of the date of this Agreement to which any of the Purchased Assets are bound or affected and to which Seller is a party or by which it is bound in connection with the business or the Program, Products or Purchased Assets (such Contracts, being the “Material Purchased Contract”):

(i)each Purchased Contract that (A) would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)each Purchased Contract (other than Contracts terminable without more than sixty (60) days’ advance notice or penalty) for the purchase, sale, license or use of materials, supplies, equipment, services, software, Intellectual Property Rights or other assets with respect to which payments by Seller exceeded $3,000,000 in calendar year 2025;

(iii)each Purchased Contract with respect to which payments to Seller exceeded $3,000,000 in calendar year 2025;

(iv)each Purchased Contract that (A) restricts the ability of Seller to compete in any business or with any Person in any geographical area, (B) requires Seller to conduct any business on a “most favored nations” basis with any third party, (C) requires Seller to purchase a minimum quantity of goods or supplies relating to the Products in favor of any third party, or (D) obligates Seller to purchase or otherwise obtain any product or service exclusively from any Third Party;

(v)each Purchased Contract under which Seller assigns, licenses, has licensed or has assigned any material Intellectual Property Rights from, or any material Purchased Intellectual Property to, any third party except, in each case, for (A) off-the-shelf, commercially available or “shrink-wrap” software or computer services agreements (including agreements under which such software is delivered as a service), (B) materials transfer agreements, clinical trial agreements, sponsored research agreements, non-disclosure agreements, employment agreements, employee invention assignment agreements, consulting agreements and other agreements entered into in the ordinary course of business, in each case, that do not transfer ownership of material Purchased Intellectual Property to any Third Party or contain any exclusive license or option to any Third Party to use material Purchased Intellectual Property for the research, supply, Manufacturing, Development or Commercialization of products (other than on behalf of Seller), (C) Contracts granting any license, ownership or other rights in and to incidental rights (including rights in trademarks or feedback), (D) Contracts granting service providers of Seller a non-exclusive license to rights in connection with such service provider’s provision of services to Seller, and (E) invention assignment and consulting agreements that contain assignments of Intellectual Property Rights to Seller (collectively, clauses (A) to (E), “Standard IP Contracts”);

(vi)each Purchased Contract with any academic institution or Governmental Authority that provides for the provision of funding to Seller for Development activities involving the creation of any material Intellectual Property Rights;

(vii)each Purchased Contract pursuant to which Seller has continuing milestone or similar contingent payments obligations, in each case, that would reasonably be expected to result in aggregate payments in excess of $3,000,000 after the date of this Agreement, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business and Standard IP Contracts;

(viii)each Purchased Contract that obligates Seller to make any capital commitment or capital expenditure in an aggregate amount in excess of $3,000,000 after the date of this Agreement;

(ix)each Purchased Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity;

(x)each Purchased Contract between Seller and any Governmental Authority, except for material transfer agreements, clinical trial agreements, sponsored research agreements and non-disclosure agreements entered into in the ordinary course of business;

(xi)each settlement, consent decree, conciliation or similar agreement with any Governmental Authority that contains material obligations or limitations on the Program;

(xii)each Purchased Contract containing any put, call, right of first refusal, right of first offer or similar right pursuant to which Seller could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding commitments to purchase goods and products and commercially available off-the-shelf software licenses and software-as-a-service offerings, in each case, entered into in the ordinary course of business) or businesses;

(xiii)each material Purchased Contract with (A) a contract manufacturing organization, (B) a contract development and manufacturing organization (other than those identified in clause (A) or clause (C)); (C) a contract research organization for provision of clinical trial services (other than, for the avoidance of doubt, any individual clinical trial site); or (D) a clinical trial site;

(xiv)each Purchased Contract requiring Seller to supply products for use in (A) initiated sponsored studies, (B) compassionate use programs or (C) collaborative research activities;

(xv)each Purchased Contract that relates to the acquisition or disposition by Seller of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xvi)each Purchased Contract with a Material Supplier;

(xvii)each Contract imposing an Encumbrance on any asset of the Program that individually, or in the aggregate, is in excess of $3,000,000; and

(b)Each of the Material Purchased Contracts is in effect and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions, except where such failure to be a legal, valid and binding agreement would not reasonably be expected to be, individually or in the aggregate, material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.  None of Seller, nor, to Seller’s Knowledge, any other party thereto is in material breach or material default in the performance, observance or fulfillment of any obligation or covenant contained in any Material Purchased Contract.  Seller has not has received any written notice from a Third Party (i) stating that such Third Party intends to terminate, or modify or amend in any material respect, any Material Purchased Contract or (ii) alleging that Seller is in breach or default of any material obligation or covenant contained in any Material Purchased Contract, in each case, other than any such notices that have been withdrawn or relate to a breach or default that has been cured and except for those notices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has not given any written notice to any Third Party stating that Seller intends to terminate, or modify or amend in any material respect, any Material Purchased Contract, except for those notices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  A true and complete (except with respect to any redaction of financial terms) copy of each Material Purchased Contract, including all material schedules, exhibits, appendices, amendments, modifications and waivers relating thereto, has been made available to the Buyers.  There are no material disputes pending or threatened in writing under any Material Purchased Contract.

3.1.7Compliance with Law.

(a)Seller and, to Seller’s Knowledge, the Third Parties that have been engaged by Seller in the conduct of the Program, are, and since the Lookback Date have been have been, in compliance with all applicable Laws with respect to the conduct of the Program and the ownership of and use of the Purchased Assets, including all applicable Health Care Laws, except for such noncompliance that would not reasonably be expected to be material to the Program, the Purchased Assets and the Assumed

Liabilities, taken as a whole.  For the last five (5) years, Seller has not received any written notice from a Governmental Authority alleging that Seller was in material violation of any Law applicable to the conduct of the Program or the ownership and use of the Products or the Purchased Assets.

(b)Solely with respect to the Program, none of Seller nor, to Seller’s Knowledge, any of its directors, officers, employees or agents or other Person acting on behalf of Seller, in the last five (5) years, has made any unlawful payment to foreign or domestic governmental officials has violated, the Foreign Corrupt Practices Act of 1977, the USA PATRIOT Act or any other applicable anti-corruption, anti-bribery, export, import, re-export, anti-boycott, sanctions, embargo or similar applicable Law in any jurisdiction, except as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.  In the last five (5) years, Seller has not (A) received any written communication from any Governmental Authority or any third party alleging any of the foregoing violations related to the Program, (B) received a subpoena, written voluntary request for the production of documents from a Governmental Authority regarding an actual or potential investigation or prosecution of any of the foregoing applicable Laws related to the Program, or (C) made any disclosure (voluntary or otherwise) in writing to any Governmental Authority with respect to any potential violation relating to any of the foregoing applicable Laws related to the Program, in each case (A) through (C), except as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.

3.1.8FDA Regulatory Matters.

(a)Since January 1, 2022, to the extent applicable to the Products or the Program, Seller has filed with the applicable Regulatory Authorities all required material filings, declarations, listings, registrations, reports or submissions, including Adverse Event reports, with respect to any and all existing or pending regulatory applications or filings, including INDs, NDAs, approvals, licenses, registrations, and authorizations, to permit the Exploitation of the Products.  All such applications, filings, declarations, listings, registrations, reports and submissions were in material compliance with applicable Law when filed, and, as of the date of this Agreement, no deficiencies have been asserted in writing by any applicable Regulatory Authority to Seller with respect to any such filings, declarations, listings, registrations, reports or submissions.  Seller is, and during the last five (5) years has been, in material compliance with all applicable Laws administered or enforced by the FDA or any similar Regulatory Authority, including under the FD&C Act and similar laws regarding Exploitation of the Product.

(b)In the last five (5) years, Seller has not received any written adverse communication from any Regulatory Authority relating to the Program, the Products or the facilities in which the Products are Manufactured that has not been fully resolved, including (i) any FDA Form 483 or warning letters or in the form of other written correspondence directly relating to the Products or the facilities in which the Products are Manufactured or (ii) any “Notices of Adverse Findings” from the FDA or similar written notices from other Governmental Authorities with respect to the Products, in each case (clauses (i) and (ii)), except as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.

(c)There has not been reported to Seller any Adverse Event related to the Products that resulted or, to Seller’s Knowledge, would be reasonably likely to result, in the FDA or equivalent Governmental Authority placing a clinical hold or taking any other action which would be material to the ongoing Development or Manufacture of the Products.

(d)All material reports, registrations, filings, applications, documents, claims, amendments, modifications, notices, or submissions with respect to the Products or the Program that were required to be filed by Seller since January 1, 2022, with the FDA or any other similar Regulatory Authority have been filed and maintained in accordance with applicable Law.  All such material reports, registrations, filings, applications, documents, claims, amendments, modifications, notices, and submissions were in compliance with applicable Laws when filed or as amended or supplemented, and no material deficiencies have been asserted in writing to Seller by any such Regulatory Authority with respect to same that have not been cured, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities.  Seller is and at all times since January 1, 2022 has been in compliance in with, and possesses and has possessed, all licenses, permits and approvals necessary for the conduct of the Program and has paid all material fees and assessments due and payable in connection therewith.  With respect to the Products, Seller has delivered or made available to the Buyers all material correspondence (which shall include observations, establishment inspection reports and any other material documents received by Seller) and meeting minutes received from or sent to the FDA and any other similar Regulatory Authority, including any and all notices of inspectional observations, establishment inspection reports and any other material documents received by Seller from the FDA or similar Regulatory Authority which relate to Seller’s compliance with regulatory requirements of the FDA or similar Regulatory Authorities.

(e)The Products are and have been Developed and Manufactured in material compliance with applicable Law.  The Products that are subject to the jurisdiction of the FDA or comparable Regulatory Authorities are being Developed and Manufactured by or for Seller in compliance in all material respects with all applicable rules and regulations of the FDA and all other requirements of applicable Regulatory Authorities.  All Development and Manufacturing activities, including all preclinical studies and Clinical Trials, of the Products conducted by or on behalf of Seller with respect to the Program have been and, if still pending, are being, conducted in material compliance with the applicable protocol for such Clinical Trial, including informed consent, to the extent applicable, good manufacturing practice, good laboratory practices and good clinical practices, as applicable, cGMP, as applicable, and all Laws applicable to such Clinical Trials, including Health Care Laws.  No Clinical Trial conducted by or on behalf of Seller with respect to the Program has been terminated or suspended prior to scheduled completion, and neither the FDA nor any other Regulatory Authority has initiated, or, to Seller’s Knowledge, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing Clinical Trials of the Products conducted by or on behalf of Seller.  Section 3.1.8(e) of the Disclosure Schedules contains a complete and accurate list of all Clinical Trials that have been conducted or are currently being conducted with respect to the Products.

(f)All Manufacturing operations conducted by or for the benefit of Seller with respect to the Products being used in Clinical Trials have been and are being conducted in accordance, in all material respects with cGMP for pharmaceutical products and applicable Laws. Without limiting the foregoing, Seller and its subcontractors have consistently applied all necessary safety requirements in Manufacturing operations and Seller provided to its subcontractors all necessary safety information with respect to the handling of the Product and any component thereof.

(g)The Manufacturing operations and process of Manufacturing Products as in effect as of the Closing Date (a) yield Products that conform with the Products as described in the Regulatory Materials, including with respect to the identity, composition, purity, potency, physical form, and physicochemical characteristics of such Products, and (b) do not result in the production of any material amounts of Product-related substances or variants with properties differing from the Products as so characterized in the Regulatory Materials.

(h)None of Seller nor, to Seller’s Knowledge, any of its directors, officers, employees or agents or other Person acting on behalf of Seller, is subject to any investigation that is pending, or to Seller’s Knowledge, threatened, in each case by the FDA, the Department of Health and Human

Services Office of Inspector General or the Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or under the Federal False Claims Act (31 U.S.C. §3729) with respect to the Program.

(i)None of Seller nor, to Seller’s Knowledge, any of its directors, officers, employees or agents or other Person acting on behalf of Seller, (i) has been, is, or is employing or utilizing the services of any individual who has been debarred or excluded from participating in any federal or state health care programs or is listed on the U.S. General Services Administration/System for Award Management or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings or on any FDA debarment list, or (ii) has been convicted under any criminal Laws or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. §335a or any similar state or foreign applicable Law or (B) exclusion under 42 U.S.C. §1320a–7 or any similar state or foreign applicable Law, nor has Seller received notice of an impending or potential exclusion, debarment or listing.

(j)Seller has not submitted any claim for payment to any government healthcare program in connection with any referrals related to the Products or the Program, or engaged in any other conduct that violated in any material respect any applicable Health Care Law governing such referrals, including the U.S. Federal Ethics in Patient Referrals Act (42 U.S.C. §1395nn) or any applicable state or non-U.S. self-referral Law.

(k)Seller has not submitted or caused to be submitted any false statement or representation in connection with a claim for payment to any government healthcare program related to the Products or the Program, or engaged in any other conduct in material violation of any Laws relating to false claims or fraud, including the U.S. Federal False Claim Act (31 U.S.C. §3729) or any applicable state or non-U.S. false claim or fraud Law, or that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and any amendments thereto, or for any analogous state or foreign Regulatory Authority to invoke any similar policy.

(l)Seller has not willfully offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or other state or federal healthcare programs, or (ii) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state or federal healthcare programs.

(m)Seller is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. §360 and 21 C.F.R. Part 207 and all other applicable Laws in those jurisdictions in which Clinical Trials have been or are being conducted by or on behalf of Seller.

(n)Section 3.1.8(n) of the Disclosure Schedules sets forth a list of (i) all recalls, field notifications, investigator notices, “Dear Healthcare Provider” letters, safety alerts, IND safety reports, Safety Labeling Change Notification pursuant to FD&C Act §505(o)(4) or other notices of action relating to an alleged lack of material safety (excluding expected or known safety signals for the Product) or regulatory compliance of the Products issued by Seller (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed and (iii) to Seller’s Knowledge, any material complaints with respect to the Products that are currently unresolved.  To Seller’s Knowledge, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to either Product or (y) a termination or suspension of testing the Products.

(o)Seller has made available to the Buyers all internal and third party audits and audits by a Governmental Authority related to compliance with applicable requirements by Seller with respect to the Products or Program in the possession, custody or control of Seller that report material non-compliance of any such applicable requirements.  Seller has made available to the Buyers accurate and complete copies of all material correspondence and minutes of meetings or memoranda of meetings or material regulatory contacts with a Governmental Authority that concerns the Products or the Program in the possession, custody or control of Seller.

(p)Seller is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority and, to Seller’s Knowledge, no such agreement, decree or order is currently contemplated, proposed or pending.

3.1.9Taxes.

(a)All (i) income and other material amounts of Taxes of or with respect to the Purchased Assets or the Program have been paid in full, (ii) all income and other material Tax Returns that are required to be filed in respect of the Purchased Assets or the Program have been properly and timely filed, taking into account valid extensions, and (iii) such Tax Returns are true, correct and complete in all material respects.  To the extent related to the Purchased Assets or the Program, no claims have been asserted in writing with respect to any material amount of such Taxes.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any income or other material Tax Return or income or other material Taxes of or with respect to Purchased Assets or the Program, in each case, other than any extensions obtained in the ordinary course of business for which consent from the applicable taxing authority is not required.  There are no currently pending or threatened (in writing) audits, exams, assessments, investigations, or administrative or judicial proceedings with respect to Taxes or Tax Returns (a “Tax Proceeding”) of or with respect to the Purchased Assets or the Program.

(b)Seller has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with the Purchased Assets and the Program with respect to amounts paid or owing to any employee or other third party and have complied in all material respects with all related Tax information reporting and backup withholding provisions of applicable Law.

(c)There are no Encumbrances for Taxes on any of the Purchased Assets other than Permitted Encumbrances.  The Purchased Assets do not include any partnership interest or other equity interest in any Person for Tax purposes.

(d)Seller is a tax resident of the United States and does not file income Tax Returns outside of the United States.  No written claim has been made by any Taxing Authority in a jurisdiction where Seller does not file income Tax Returns indicating that Seller is or may be subject to income Tax in that jurisdiction.  Seller has, with respect to the Purchased Assets or the Program, no fixed place of business or a permanent establishment in any country other than the country in which it is organized.

(e)Seller is not a party to any contract relating to Tax sharing or Tax allocation affecting the Purchased Assets or the Program that would, in any manner, bind, obligate or restrict the Buyers after Closing, other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(f)There is no material escheat or unclaimed property obligation with respect to the Purchased Assets or the Program.

3.1.10Intellectual Property; Privacy.

(a)Section 3.1.10(a) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of (i) each item of all Purchased Intellectual Property that has issued, been registered or granted, or is the subject of an application for registration, issuance or grant, and has not finally expired or been abandoned or withdrawn without the possibility of being revived or re-instated and (ii) the jurisdiction in which such item of Purchased Intellectual Property has been registered or filed, the applicable application, registration, or serial or other similar identification number, and the filing date or registration date and issuance or grant date (collectively, the “Registered IP”).

(b)(i) All Registered IP is subsisting and all necessary registration, maintenance and renewal fees for each item of Registered IP have been paid and (ii) all Registered IP that has been registered, granted or issued is in full force and effect and has not been abandoned or adjudged invalid or unenforceable.  To Seller’s Knowledge, each of the issued claims in the Purchased Patents included in the Registered IP is valid, unexpired and enforceable according to its terms.  Neither Seller nor any of its Affiliates has received a written opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any such Purchased Patent may succeed.

(c)To Seller’s Knowledge, (i) the Patent Rights identified on Section 3.1.10(a) of the Disclosure Schedules are the only Patent Rights owned by Seller and its Affiliates that relate exclusively to, or are otherwise exclusively used in or held exclusively for use in the Program or the Products, and (ii) all Patent Rights and Know-How owned by Seller or its Affiliates that are not included in the Purchased Assets are not necessary for the Development, Commercialization or Manufacturing of the Products.

(d)Seller owns (either solely and exclusively or, to the extent specified in Section 3.1.10(d) of the Disclosure Schedule, jointly with one or more Third Parties) all right, title, and interest in and to the Purchased Intellectual Property included in the Purchased Assets, free and clear of all Encumbrances, except for any Permitted Encumbrances.

(e)Except with respect to (i) non-exclusive licenses (A) granting to Seller the right to use commercially available software, databases or information technology services on standardized terms, (B) that are otherwise immaterial and granted to Seller solely for the purpose of enabling (1) Seller’s receipt and use of vendor services or (2) its or their vendors to perform such services, and (ii) non-disclosure agreements (without material licensing terms or covenants not to sue) entered in the ordinary course of business, Section 3.1.10(e) of the Disclosure Schedules sets forth as of the date hereof a true and complete list of all Contracts pursuant to which Seller grants or receives a license, sublicense, covenant not to sue or similar right with respect to Intellectual Property Rights, which license, sublicense, covenant not to sue or other right is exclusively related to or otherwise material to the Program or the Products, including the Exploitation of the Products.

(f)No Litigation is pending or, to Seller’s Knowledge, threatened in writing against Seller by any other Person (i) alleging that the conduct of the Program infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person, including any written claim, “cease and desist” letter, or like correspondence, (ii) challenging, or seeking to deny or restrict, the use of any of the Purchased Intellectual Property or any of Seller’s rights therein, (iii) alleging that any of the Purchased Intellectual Property is invalid or unenforceable in whole or in part, or (iv) alleging that Seller does not own good and marketable title to, or otherwise does not validly own or license or have a valid right to use any Purchased Intellectual Property or any Product.  There is no outstanding Order adversely affecting in any material respect, nor has Seller received any written notice or claim threatening, the validity, patentability, registrability or enforceability of, or Seller’s ownership or use of, or rights in or to, any Purchased Intellectual Property.  No Litigation is pending or, to Seller’s Knowledge, threatened in writing against Seller by any other Person (x) alleging that either Product infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person, including any written claim, “cease and desist” letter, or like correspondence, (y) alleging that Seller is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any liability or is otherwise responsible for, any claim of infringement or misappropriation related to the Exploitation of any Product, or (z) seeking to limit or challenge the validity, enforceability, ownership, or use of any Product.  To Seller’s Knowledge, neither the Purchased Intellectual Property in whole or in part nor does either Product (or would if either Product was Commercialized in its current form) infringe or misappropriate any Intellectual Property Rights Controlled by any other Person.

(g)(i) The conduct of the Program and the Exploitation of the Products has not during the last five (5) years, infringed, misappropriated or otherwise violated, in any material respect, the Intellectual Property Rights of any other Person, and, (ii) to Seller’s Knowledge, no Third Party is engaging in any activity that infringes, misappropriates or otherwise violates any of the Purchased Intellectual Property, except, in each case (i) and (ii), as would not reasonably be expected to result in material liability, or otherwise be material to the Program, the Purchased Assets and the Assumed Liabilities.

(h)Since the Lookback Date, (i) Seller has taken commercially reasonable measures to protect the confidentiality of all Purchased Know-How, and (ii) to Seller’s Knowledge, no such Purchased Know-How has been disclosed to or accessed by any Third Party except pursuant to valid and enforceable non-disclosure agreements that have not been breached by such Third Party, except in each case ((i) and (ii)), as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and Assumed Liabilities, taken as a whole.

(i)Seller has taken reasonable steps in accordance with industry standards to protect Seller’s Intellectual Property Rights, including its trade secrets.  To Seller’s Knowledge, Seller has entered into binding, valid and enforceable written Contracts with each of its current and former employees and independent contractors who have contributed to the invention, creation or development of any Intellectual Property Rights related to the Program within the scope of their employment or engagement, pursuant to which the applicable employee or independent contractor assigns to Seller all of his, her or its right, title and interest in and to such Intellectual Property Rights and agrees to maintain the confidentiality of such Intellectual Property Rights.  To Seller’s Knowledge, each Person who was involved in, or who has participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of the patents included in the Registered IP, in each case, has been accurately identified to applicable government agencies in all countries where such patents are nationalized, validated or registered, and all such Persons have executed valid and enforceable agreements or assignments that presently and irrevocably assign all right, title and interest to the owner of such patents.  Seller has paid all payments due or owing under Seller’s inventor incentive schemes to employees or independent contractors of Seller who contributed to the invention, creation or development of any Purchased Intellectual Property, and there are no outstanding claims for compensation by any Person in relation to the Purchased Intellectual Property.

(j)Since the Lookback Date, and, to Seller’s Knowledge before the Lookback Date, no funding, facilities or personnel of any Governmental Authority, university, college or other educational institution or research center was used in the development of any Purchased Intellectual Property, except as would not result in any such Person obtaining any ownership interest or commercial right or license under, or the ability to direct or control the use or licensing of, any element of the Products or any Purchased Intellectual Property.

(k)Seller has implemented and maintains commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, privacy and security of Personal Data.  With respect to the Program, the Purchased Assets and the Assumed Liabilities, since the Lookback Date, (i) Seller has not experienced any data breach or security incident in which any Personal Data was subject to any unauthorized access, disclosure, or other misuse that required notification to any third party under applicable Data Requirements that required notification to any third party under applicable Data Requirements, (ii) there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of Seller IT Systems that has resulted in a material disruption or damage to the Program, Purchased Assets, or Assumed Liabilities that has not been remedied in all material respects; (iii) Seller has operated in material compliance with all applicable Data Requirements, including by obtaining all Privacy Consents when required by applicable Data Requirements, and (iv) there has been no actual or, to Sellers’ Knowledge, threatened litigation, nor has Seller received any written complaint from any Third Party or been party to any audit, proceeding, judgments, claim or investigation by or before any Governmental Authority, in each case with respect to the foregoing, arising from or relating to any of Seller’s information privacy, protection or security practices or related to Seller’s collection, use, processing, storage, transfer, and security of Personal Data.  Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of any of the transactions contemplated by this Agreement or the Ancillary Agreements, including any transfer of Personal Data to the Buyers as set forth hereunder or thereunder, will violate any applicable Data Requirements in any material respect.

3.1.11Employment Matters.

(a)On or before the date hereof, Seller has provided to the Buyers, via secure filing sharing means a true and complete census of each Program Employee as of a date that is within five (5) Business Days prior to the date of this Agreement, including (as permitted by applicable Law) each employee’s name or employee identification number, job position, principal work location, manager’s name or employee identification number, exempt or non-exempt status, hire date for service crediting purposes, salary or hourly rate of pay, as applicable, target cash incentive or bonus opportunity, active or inactive status (and if inactive, the anticipated date of return), and visa sponsorship status (if applicable).

(b)On or before the date hereof, Seller has provided to the Buyers a true and complete list of all leased employees who are currently engaged by Seller and primarily provide services with respect to the Program, including, to the extent maintained by Seller in the ordinary course of business, the nature of services provided, start date, and fee or compensation arrangement.

(c)Seller is not a party to any collective bargaining agreement covering any Program Employees and is not subject to a collective bargaining or other labor-related agreement or arrangement with any labor union or labor organization applicable to the Program.  To Seller’s Knowledge, no union or other labor organization represents any Program Employees or, since the Lookback Date, has made any written demand to Seller to be recognized as, or filed a petition to be certified as, the bargaining unit representative of any Program Employees.

(d)There are no, and since the Lookback Date there have not been any, (i) pending or, to Seller’s Knowledge, threatened organizational efforts by or on behalf of any Program Employees or (ii) material strikes, material work stoppages, material work slowdowns, or material lockouts pending, or, to Seller’s Knowledge, threatened in writing involving any Program Employees or with respect to the Program.

(e)Since the Lookback Date, Seller has not taken any action with respect to the Program or any Program Employee that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or its regulations or any similar applicable Laws (the “WARN Act”), and, during the ninety (90)-day period preceding the date hereof, no Program Employee has suffered an “employment loss,” as defined in the WARN Act or any similar applicable Law, with respect to the Program.

(f)Except as would have a Material Adverse Effect with respect to the Program or Program Employees, Seller is in compliance with all applicable Laws governing the employment of labor and employment practices, including terms and conditions of employment, labor standards, collective bargaining, worker classification, disability, harassment, retaliation, immigration, health and safety, social insurance, statutory contributions, wages, hours and benefits, non-discrimination in employment and workers’ compensation.  Except as would not reasonably be expected to result in material liability with respect to the Program or the Program Employees, Seller is not delinquent in any payments to any Program Employee or any individual independent contractor or other individual contingent worker primarily providing services to the Program for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to services performed for Seller.

(g)In the past five (5) years, Seller has not been party to a settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by or against either (i) a current or former officer of Seller engaged with the Program, or (ii) a Program Employee.  In the past five (5) years, to Seller’s Knowledge, there have not been any allegations of sexual harassment in the workplace by or against any Program Employee or any current or former officer of Seller engaged with the Program.

(h)Except as would not reasonably be expected to result in material liability with respect to the Program or the Program Employees, Seller has complied with applicable immigration and work authorization Laws with respect to the Program Employees, including completion and retention of Forms I-9 as required by applicable Law.  To Seller’s Knowledge, no Program Employee currently requires visa sponsorship by Seller.

3.1.12Employee Benefit Plans.

(a)Section 3.1.12(a) of the Disclosure Schedules sets forth a list of all material Employee Benefit Plans.  With respect to each material Employee Benefit Plan, Seller has made available to the Buyers true and complete copies, to the extent applicable, of the most recent summary plan description or other written description made available to eligible employees, and, to the extent applicable to any Program Employee, the current Employee Benefit Plan document and the current form of any employment, consulting, retention, severance, change-in-control, bonus, incentive, equity or equity-based award agreement.

(b)Except as would not be expected to result in material liability to any Buyer or its Affiliates following the Closing, each Employee Benefit Plan has been established, maintained, funded (if applicable), operated and administered in accordance with its terms and the requirements of all applicable Laws, including the applicable provisions of ERISA and the Code.  Neither Seller or any of its ERISA Affiliates has previously maintained, sponsored, contributed to, or been required to contribute to, or currently maintains, sponsors or participates in, or contributes to, or is required to contribute to, or had or currently has any Liability with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or any other plan subject to Section 302 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA; (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any UK defined benefit plan.  No Employee Benefit Plan provides, and Seller has no obligation to provide, post-employment or retiree health, life insurance or other welfare benefits to any Program Employee, other than coverage required by COBRA for which the covered individual pays the full cost of coverage.

(c)Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, either alone or together with any other event, will (i) result in any payment or benefit becoming due or payable to any Program Employee, (ii) increase the amount or value of any compensation or benefits payable to any Program Employee, (iii) accelerate the time of payment, funding or vesting of any compensation or benefits payable to any Program Employee, or (iv) result in any payment or benefit to any Program Employee that could reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(d)Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and that is applicable to any Program Employee has been operated and administered in material compliance with Section 409A of the Code.  Seller has no obligation to gross-up, indemnify or otherwise reimburse any Program Employee for Taxes or penalties under Section 409A or Section 4999 of the Code.

(e)Other than routine claims for benefits made in the ordinary course of business, as of the date hereof, there are no pending or, to Seller’s Knowledge, threatened in writing suits or proceedings by or on behalf of any Program Employee that would, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.

3.1.13Inventory.  All Inventory (a) has been produced in accordance with GxP, where applicable, and the specifications applicable to the applicable Product in all material respects; (b) has been stored and handled by Seller in accordance with the quality agreements applicable to the applicable Product in all material respects (c) consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and (d) are calculated in accordance with the accounting standards of Seller, in each case (clauses (a) – (d)), except as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.  All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

3.1.14Program Financial Information.  Section 3.1.14 of the Disclosure Schedules sets forth copies of certain unaudited financial information of the Program, consisting of (a) the balance sheets of the Program as of December 31, 2024 and 2025 and the related statements of income for the years then ended, and (b) the balance sheet and statement of operations for the Program for the twelve (12)-month period ended December 31, 2025 and March 31, 2026 (the “Balance Sheet Date”) (collectively, the “Program Financial Information”).  The Program Financial Information has been derived in all material respects from the books and records of Seller, which books and records are maintained in accordance with GAAP, and has been prepared in good faith based on reasonable assumptions and methodologies used by Seller in preparing such information for internal purposes.  The Program Financial Information reflects reasonable allocations of certain assets, liabilities, revenues and expenses attributable to the Program, as further described in Section 3.1.14 of the Disclosure Schedules.  The Program Financial Information reconciles in all material respects to the applicable portions of Seller’s financial statements for the corresponding periods.  The Program Financial Information presents fairly, in all material respects, the financial data included therein for the periods covered thereby, subject to the assumptions, limitations and allocation methodologies described in this Section 3.1.14 and the Disclosure Schedules.  Notwithstanding

the foregoing, the Program Financial Information does not include full financial statements prepared in accordance with GAAP (including statements of cash flows or stockholders’ equity), and no representation or warranty is made with respect thereto.

3.1.15Absence of Certain Changes.  Since the Balance Sheet Date until the date of this Agreement:

(a) the Program has been conducted in the ordinary course of business consistent with past practice, including with respect to Ongoing Activities, except as would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole;

(b)there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(c)Seller has not materially changed any method of accounting or accounting practice for the Program, except as required by GAAP or as disclosed in the notes to the Program Financial Information;

(d)Seller has not accelerated, terminated, cancelled or materially modified any Contract that would constitute a Material Purchased Contract, other than in the ordinary course of business and as would not reasonably be expected to be material to the Program and the Purchased Assets individually or in the aggregate;

(e)Seller has not incurred, assumed or guaranteed any indebtedness for borrowed money in connection with the Program except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)Seller has not transferred, assigned, sold or otherwise disposed of any of the Purchased Assets shown or reflected in the Program Financial Information, except for the sale of Inventory in the ordinary course of business;

(g)Seller has not adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(h)Seller has not contracted to do any of the foregoing, or any action or omission that would result in any of the foregoing; and

(i)Seller has not taken any action that, if occurring after the date hereof through the Closing, without a Buyer’s consent, would constitute a breach of Section 4.2.1(i), (ii), (viii)-(xii), or, solely with respect to the preceding subclauses, (xiii).

3.1.16No Material Undisclosed Liabilities.  Seller has not incurred any liabilities with respect to the Program other than (a) liabilities provided for in the Program Financial Information or specifically disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business consistent (and where none of such liabilities relates to a breach of or default under any Purchased Contract or Shared Contract or violation of applicable Law); (c) liabilities incurred in connection with the Transactions; and (d) other liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Program, the Purchased Assets and the Assumed Liabilities, taken as a whole.

Section 3.1.16 of the Disclosure Schedules sets forth all the off-balance sheet commitments existing as of December 31, 2025 not reflected in the Program Financial Information, which individual value exceeds USD $500,000.  Following the Closing, the Buyers and their Affiliates shall not have any liability for any Excluded Liabilities.

3.1.17No Broker.  There is no broker, finder, investment banker or financial advisor acting or who has acted on behalf of or based upon arrangements made by Seller, who is entitled to receive any brokerage or finder’s or other fee or commission in connection with the Transactions.

3.1.18Material Suppliers.  Section 3.1.18 of the Disclosure Schedules sets forth with respect to the Program (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Seller has not received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Program or to otherwise terminate or materially reduce its relationship with the Program.

3.1.19Insurance.  Section 3.1.19 of the Disclosure Schedules sets forth a true and complete list of all current insurance policies and binders maintained by Seller or its Affiliates and relating to the Program, the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities (collectively, the “Insurance Policies”), including, with respect to each such Insurance Policy, the insurer, policy number, amount and type of coverage, applicable deductibles, annual premiums, policy period, and the date through which coverage will continue by virtue of premiums already paid.  All premiums associated with the Insurance Policies have been paid, and neither Seller nor any of its Affiliates has received any notice regarding any amounts due or payable to any insurer.  Neither Seller nor any of its Affiliates has received any written notice of cancellation, non-renewal, premium increase, reduction in coverage, reservation of rights, or other adverse modification with respect to any Insurance Policy.  There are no outstanding or pending claims relating to the Program, the Purchased Assets, or the Assumed Liabilities under any Insurance Policy as to which coverage has been denied or disputed by the applicable insurer.  All known incidents, occurrences, facts, or circumstances existing prior to the Closing Date that could reasonably be expected to result in a claim under any Insurance Policy following the Closing Date have been or, prior to the Closing Date, will be notified to the applicable insurer in accordance with the terms of the applicable Insurance Policy.  Seller has made available to the Buyers accurate and realistic estimates with respect to all outstanding claims under the Insurance Policies, and Seller is not aware of any fact or circumstance that would reasonably be expected to result in a material change to such estimates.  The Insurance Policies satisfy all contractual insurance requirements applicable to the Program, the Purchased Assets, and the Assumed Liabilities.  The full limits of liability under the Insurance Policies, subject to applicable deductibles, remain available and unimpaired.

3.1.20[***].

3.2Representations and Warranties of Each Buyer.  Each Buyer represents and warrants to Seller as follows:

3.2.1Corporate Status.  LLC is a Delaware limited liability company, validly existing and in good standing under the Laws of Delaware.  LLS is a Société par Actions Simplifiée, validly existing under the Laws of France.

3.2.2Authority.  Each Buyer has the requisite corporate or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to which such Buyer will be a party and the consummation by each Buyer of the Transactions have been duly authorized by the necessary corporate or other entity actions of each Buyer.  Each Buyer has duly executed and delivered this Agreement and, as of the applicable time required by this Agreement, will have executed and delivered each Ancillary Agreement to which it will be a party, and this Agreement and each Ancillary Agreement to which such Buyer will be a party (assuming the due authorization, execution and delivery hereof by each other party thereto) constitutes or, upon the execution and delivery thereof by such Buyer, will constitute the valid and legally binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

3.2.3Non-Contravention and Approvals.

(a)The execution, delivery and performance by each Buyer of this Agreement, and the execution, delivery and performance by each Buyer, do not and will not (a) conflict with, violate or result in a beach or default of the organizational documents of such Buyer, (b) subject to obtaining, making and giving the Consents and notices, as applicable referred to in Section 3.2.3(b), violate any Law applicable to such Buyer, or (c) subject to obtaining the Authorizations, making the filings and giving the notices referred to in Section 3.2.3(b), (i) violate, breach or constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the termination of, or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation under, any Contract to which such Buyer is a party or (ii) violate any Order to which such Buyer is subject, except, with respect to clauses (b) and (c), for violations, breaches, defaults, accelerations, cancellations or terminations that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)Except for (i) if required, compliance with and filings or notifications required under any applicable Antitrust Law and the expiration or termination of the waiting periods thereunder or (ii) Authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with or Authorization of any Governmental Authority is required for either Buyer to consummate the Transactions.

3.2.4No Litigation.  Except as would not reasonably be expected to have a Buyer Material Adverse Effect, as of the date hereof, there is no Litigation pending or, to any Buyer’s knowledge, threatened in writing against any Buyer or any of its Affiliates.

3.2.5Solvency.  After giving effect to the Transactions, including the payment of each component of the Purchase Price and all other amounts required to be paid by each Buyer and its Affiliates in connection with the consummation of the Transactions, no Buyer will (a) be insolvent, (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

3.2.6Financial Ability to Perform.  Each of the Buyers have as of the date hereof, and will have as of the Closing, sufficient cash on hand and access to readily available funds to pay the full Purchase Price and will have, when and if due, sufficient cash on hand and access to readily available funds to pay the full the Milestone Payments.  Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to the Buyers or any of their Affiliates or any other financing or other transaction be a condition to any of the obligations of the Buyers hereunder.

3.2.7Compliance with Laws.  None of either Buyer, or any employee or consultant of either Buyer has been debarred or deemed subject to debarment pursuant to Section 306 of the Act, nor are any such Persons the subject of a conviction described in such section.

3.2.8Data Security Program.  No Buyer is a “covered person” as that term is defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time.

3.2.9No Broker.  There is no broker, finder, investment banker or financial advisor acting or who has acted on behalf of or based upon arrangements made by any Buyer, who is entitled to receive any brokerage or finder’s or other fee or commission payable by Seller in connection with the Transactions.

3.3Exclusivity of Representations.  Notwithstanding anything to the contrary in this Agreement:

3.3.1EACH BUYER, TOGETHER WITH AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.1 OR IN THE CERTIFICATE DELIVERED UNDER SECTION 2.5.2(a)(ii) OR CONTAINED IN ANY ANCILLARY AGREEMENT, (A) SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED OTHER THAN THE FOREGOING, RELATED TO THE PRODUCTS, THE PROGRAM, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO ANY INFORMATION, DOCUMENTS, OR MATERIALS FURNISHED TO OR FOR ANY BUYER BY SELLER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS, OR MATERIALS MADE AVAILABLE TO ANY BUYER IN ANY “DATA ROOM,” MANAGEMENT PRESENTATION, OR ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS AND (B) BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED IN CONNECTION WITH THE PRODUCTS, THE PROGRAM, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES, THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY CONTAINED IN SECTION 3.1 OR IN THE CERTIFICATE DELIVERED UNDER SECTION 2.5.2(a)(ii) OR IN ANY ANCILLARY AGREEMENT, THE BUYERS ARE ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS (SOLELY TO THE EXTENT NOT INCONSISTENT WITH SUCH EXPRESS OR IMPLIED WARRANTIES), INCLUDING ANY WARRANTY AS TO QUALITY, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, CONDITION OF ASSETS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE PROGRAM AFTER THE CLOSING OR AS TO ANY OTHER MATTER.  FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 3.3.1 SHALL PRECLUDE A CLAIM BY A PARTY HERETO FOR FRAUD (AS DEFINED HEREIN).

3.3.2Acknowledgements Regarding Certain Representations and Warranties.  Each Buyer acknowledges and agrees that the representations and warranties set forth in Section 3.1.5(b) and Section 3.1.10(d) make no representation or warranty with respect to infringement and misappropriation of Third Party intellectual property.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1Access and Information.

4.1.1During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), Seller shall afford the Buyers and their Representatives reasonable access, upon reasonable prior notice during normal business hours, to the books and records and personnel of Seller to the extent related to the Products, the Program, the Purchased Assets or the Assumed Liabilities (for clarity, excluding the Excluded Assets and Excluded Liabilities), as the Buyers may reasonably request in connection with the consummation of the Closing and for integration planning; provided, however, that (i) such access may be provided through an electronic data room; (ii) the reasonableness of such access and requests shall be determined by taking into account, among other considerations, the competitive positions of the Parties; (iii) such access shall be subject to all reasonable applicable safety and security requirements communicated by Seller to the Buyers and their Representatives; and (iv) such access shall not unreasonably disrupt Seller’s ordinary course operations.  The auditors and independent accountants of Seller shall not be obligated to make any work papers available to any Person under this Agreement, unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.  If so reasonably requested by Seller, the Buyers shall, and shall cause their Affiliates (as applicable) to, enter into a customary joint defense agreement with Seller with respect to any information to be provided to the Buyers pursuant to this Section 4.1.1.

4.1.2Each Buyer acknowledges and agrees that (a) certain records may contain information relating to Seller, other than the Program (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Purchased Assets), and that Seller may retain copies thereof in accordance with the terms of this Agreement, and (b) prior to making any records available to any Buyer, Seller may redact any portions thereof to the extent they (i) do not relate to the Program, (ii) relate to any product or product candidate other than the Products or (iii) constitute Excluded Communications.

4.1.3Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access pursuant to this Section 4.1 if such disclosure or access would reasonably be expected, in Seller’s reasonable judgment, to (a) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Law (including any applicable Antitrust Law) or Contract with any other Person (other than any such Contract entered into by Seller with the intent to subvert or circumvent Seller’s obligations under this Section 4.1), (b) waive or jeopardize any established legal privileges, including the attorney-client privilege or (c) disclose any trade secrets or other sensitive information (provided, that, in any case, Seller shall use its reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to enable Seller to satisfy its obligations under this Section 4.1).

4.2Ordinary Course of Business.

4.2.1During the Pre-Closing Period, except (a) as set forth in Schedule 4.2.1, (b) as required by applicable Law, (c) as required by the terms of any Contract to which Seller is a party as of the date hereof that has been made available to the Buyers, (d) for any actions taken by Seller that are reasonably necessary to consummate the Transactions, (e) as required or expressly contemplated by the terms of this

Agreement or any Ancillary Agreement, or (f) as the Buyers shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall use reasonable best efforts to (x) conduct the Program in the ordinary course of business, (y) maintain in effect all material Authorizations relating to the Program and (z) not take any of the following actions with respect to the Program, the Purchased Assets or Assumed Liabilities:

(i)transfer, sell, assign, lease, license, sub-license, abandon, waive, relinquish, allow to lapse, fail to maintain or otherwise dispose of any Registered IP or other material Purchased Assets, in each case, other than (A) dispositions of assets at the end of their useful lives, (B) the abandonment, cancellation or lapse of any such Purchased Intellectual Property at the end of its final, non-extendable term under the rules of the applicable patent or trademark offices or under operation of Law or (C) non-exclusive licenses granted to service providers of Seller in connection with such service provider’s provision of services to Seller;

(ii)subject any material Purchased Assets to any Encumbrance (other than any Permitted Encumbrance);

(iii)solely with respect to the Program Employees and except as required pursuant to the terms of any Employee Benefit Plan in effect on the date of this Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, funding or payment of any compensation or benefits under any material Employee Benefit Plan; (B) grant any material increase in cash compensation, bonus, commission, target incentive opportunity or material fringe or other benefits (other than annual merit increases and bonus determinations in the ordinary course of business consistent with past practice); (C) grant or promise any increase in change in control, retention, transaction, severance or termination pay; or (D) hire, transfer into or out of the Program, promote, demote, furlough or terminate any Program Employee other than terminations for cause or in the ordinary course of business;

(iv)recognize a labor union or similar organization or enter into a collective bargaining agreement or similar agreement with any Program Employee or, to the extent such recognition or agreement would be binding upon any Buyer or any of its Affiliates after the Closing, any other service provider to the Program;

(v)commence, terminate or suspend any Clinical Trial for the Products (except as required by applicable Law or due to safety concerns, as determined by Seller in good faith);

(vi)enter into any Contract that would be a Material Purchased Contract if in effect on the date hereof or terminate any Material Purchased Contract, or make any material amendment to or waive any material right or remedy under any Material Purchased Contract except (A) for the expiry of any Contracts on their terms or the entry into or renewal of Contracts in the ordinary course of business;  and (B) with respect to purchase orders in the ordinary course of business, in each case, that would be reasonably expected to result in aggregate payments in excess of $1,000,000;

(vii)discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Litigation (other than a Tax Proceeding) that results in any material restriction on the Program or the Products;

(viii)fail to pay when due any material amounts due under, or otherwise allow to lapse or permit any loss of coverage under, any Insurance Policies;

(ix)adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization affecting the Purchased Assets, the Program or the Products;

(x)make any change in any method of tax accounting, financial accounting or auditing practice in respect of the Program (including, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) other than changes required as a result of changes in GAAP or applicable Law;

(xi)enter into any exclusive partnership, joint venture or joint development arrangement with one or more Persons for to the Program or the Products;

(xii)incur, assume or guarantee any indebtedness that would be an Assumed Liability (other than any such indebtedness incurred in the ordinary course of business); or

(xiii)enter into any agreement with a Taxing Authority, make or change any Tax election, amend a previously filed Tax Return, waive or extend any statute of limitations in respect of any Taxes or settle a dispute with a Taxing Authority, in each case that affects the Purchased Assets, the Program or the Products after the Closing Date;

(xiv)agree, in writing or otherwise, to take any of the foregoing actions.

4.2.2Notwithstanding Section 10.2, all requests for, and the granting of any, consent under this Section 4.2 may be provided by email, if to Seller, to [***], and if to the Buyers, to [***].

4.2.3Nothing contained in this Agreement is intended to give the Buyers or their Affiliates, directly or indirectly, the right to control, direct or influence the Program prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control, direct or influence the Buyers’ operations.  Prior to the Closing, each of the Buyers, on the one hand, and Seller, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

4.3Efforts; Regulatory and Other Authorizations; Notices and Consents.

4.3.1Each of the Buyers and Seller shall, and shall cause their respective Affiliates to, (a) use its reasonable best efforts to as promptly as practicable obtain all Consents of, or make registrations, declarations or filings with, all Governmental Authorities and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement (including receiving or obtaining the termination or expiration of any waiting periods applicable under any Antitrust Law or similar Law), (b) cooperate fully in seeking to obtain all such Consents as promptly as practicable, or make such registrations, declarations, or filings, and (c) consistent with the other provisions in this Section 4.3, provide such other information to any Governmental Authority as such Governmental Authority may request in connection herewith.

4.3.2Without limitation of the foregoing, the Parties agree to, and, if applicable, shall cause their Affiliates to, file promptly (but in no event later than ten (10) Business Days after the date hereof) any Notification and Report Forms and related material required to be filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Transactions and to supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  The Parties agree to, and, if applicable, shall cause their Affiliates to, make as promptly as practicable and advisable (but in no event later than ten (10) Business Days after the date hereof) any filings and notifications, jointly determined by the Parties to be required for consummation of the Transactions, under any other applicable Antitrust Laws and to supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such Antitrust Laws.  Neither the Buyers, on the one hand, nor Seller, on the other hand, may (or may permit any of their respective Affiliates to), without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), (a) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authority with additional time to review the Transactions, or (b) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Authority.

4.3.3Notwithstanding the foregoing and not in limitation of any other provision of this Section 4.3, the reasonable best efforts obligations of the Buyers and Seller under Section 4.3.1 shall not require any Buyer to engage in (a) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of, any entities, operations, assets, divisions, businesses, product lines, customers or facilities of the Buyers or their Affiliates, (b) creating, terminating, amending or assigning existing relationships, ventures, contractual rights, or obligations of the Buyers or their Affiliates, (c) amending, assigning, or terminating existing licenses or other agreements (and entering into such new licenses or other agreements), (d) otherwise taking or committing to any action that would limit any Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products, or equity interests of the Buyers or their Affiliates, or (e) entering into any order, consent decree or other agreement with any Governmental Authority to effectuate any of the foregoing.

4.3.4Without limiting the generality of anything contained in Section 4.3.1, the reasonable best efforts obligations of the Buyers and Seller under Section 4.3.1 shall not require any Party to defend, or cause their respective Affiliates to defend, through litigation on the merits any claim asserted by any Person in order to avoid entry of, or to have vacated or terminated, any order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the End Date.

4.3.5To the extent permitted by applicable Law or the applicable Governmental Authority, each of the Buyers, on the one hand, and Seller, on the other hand, shall promptly notify the other of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 4.3 and permit the other to review in advance any proposed substantive communication by such Party to any Governmental Authority.  Unless required by a Governmental Authority, neither the Buyers, on the one hand, nor Seller, on the other hand, shall (or permit any of their respective Affiliates to) agree to participate in any pre-arranged meeting with such Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to this Section 4.3 unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such communication.  The Buyers, on the one hand, and Seller, on the other hand, will, and will cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act; provided, however, that, subject to the other obligations under this Section 4.3, the Buyers and Seller shall jointly control and lead all communications and strategy in connection with the process of obtaining any Consents pursuant to this Section 4.3 (other than with respect to Section 4.3.5).  The Buyers, on the one hand, and Seller, on the other hand, will promptly provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives or Affiliates, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of the Products, the Program or Purchased Assets, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

4.3.6The Buyers shall not, and shall cause their respective Affiliates not to, acquire or license (or agree to acquire or license) any assets, property or securities in the BMD or DMD if, individually or in the aggregate, such acquisition, acquisitions, license or licenses would reasonably be expected to make it more difficult, or to materially increase the time required, to: (a) obtain the expiration or termination of the waiting period under the HSR Act, or approval under any Antitrust Law, applicable to the Transactions; (b) avoid the entry of, or the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (c) obtain all Consents of, or registrations, declarations or filings of Governmental Authorities necessary for the consummation of the Transactions.

4.4Notices.  During the Pre-Closing Period, each Party shall as promptly as practicable, after any of its officers obtains actual knowledge of such matter, notify the other Party of the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the other Party to consummate the Transactions set forth in Article 7 not to be satisfied, or any written notice or other written communication received by such Party from a Governmental Authority or from any Person indicating that the Transactions may require such Person’s Consent; provided, however, that an unintentional failure to give notice under this Section 4.4 shall not be deemed to be a breach of covenant under this Section 4.4 and shall constitute only a breach of any underlying representation, warranty, covenant, agreement or obligation, as the case may be, that resulted in the need to provide such notice.

ARTICLE 5

ADDITIONAL COVENANTS

5.1Publicity.

5.1.1Other than the press release(s) to be agreed on by the Buyers and Seller to be issued following the execution of this Agreement, neither the Buyers nor Seller will issue or authorize or permit their respective Affiliates to issue any press release, website posting or other public announcement related to this Agreement, the Ancillary Agreements or the Transactions without the joint approval of Seller and the Buyers, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or any Buyer, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities are listed.  If any Party, in its good faith judgment, believes such disclosure is required, such Party will use its reasonable best efforts to consult with the other Party prior to its issuance to allow the other Party to comment on such disclosure in advance of such issuance and to consider in good faith any timely revisions proposed by the other Party, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed.  Notwithstanding the foregoing, without the approval of the other Party, subject to the other terms and conditions of this Agreement (including Section 4.3 and Section 5.2), (a) the Buyers and Seller and their respective Affiliates may communicate with Governmental Authorities and Seller and its Affiliates may communicate with their suppliers or other Persons engaged in the Program, regarding this Agreement, the Ancillary Agreements and the Transactions, including in order to obtain Consents of or from any such Person necessary or desirable to effect the consummation of the Transactions, and (b) the Buyers and Seller and their respective Affiliates may make public statements and engage in public communications regarding this Agreement, the Ancillary

Agreements and the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in filings with the United States Securities and Exchange Commission, so long as such statements are substantially consistent with previous press releases, in the case of this clause (b), to the extent such announcements or communications are consistent with the Parties’ prior public communications made in compliance with this Section 5.1.

5.2Confidentiality.

5.2.1Each Buyer acknowledges and agrees that the information provided to it, its Affiliates or its or their respective Representatives in connection with the Transactions, including pursuant to Section 4.1.1 and Section 5.5, is subject to the terms of the Confidentiality Agreement, dated January 25, 2026 (the “Confidentiality Agreement”), among the Parties or their respective Affiliates.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect with respect to information to the extent pertaining to the Purchased Assets, the Assumed Liabilities and the Program; provided, however, that each Buyer acknowledges and agrees that any and all other information provided to it by Seller or Representatives concerning Seller (other than information to the extent pertaining to the Purchased Assets, the Assumed Liabilities and the Program) shall remain subject to the terms and conditions of the Confidentiality Agreement following the Closing.

5.2.2From and after the date hereof, until the date that is five (5) years after the Closing (provided, that, the obligations herein with respect to trade secrets shall survive indefinitely), Seller shall, and shall cause its authorized Representatives acting on its behalf and that receive or have access to Confidential Information to, treat as confidential and safeguard any and all trade secret, confidential, proprietary or nonpublic information, knowledge or data (a) that is obtained by Seller (or its Representatives) from the Buyers (or their Representatives) in connection with this Agreement, any Ancillary Agreement or the Transactions or (b) to the extent pertaining to the Program or any Assumed Liabilities or otherwise constituting Purchased Assets (collectively, the “Confidential Information”) (whether such Confidential Information was obtained prior to or following the Closing) by using the same degree of care to prevent the unauthorized use, dissemination or disclosure of such Confidential Information as Seller used with respect thereto prior to the execution of this Agreement; provided, however, that Seller and its Representatives shall be entitled to disclose and use any such Confidential Information (i) in order to comply with applicable Law and their respective legal, regulatory, stock exchange, Tax and financial reporting requirements (subject to compliance with the immediately subsequent sentence), (ii) in order to perform its respective obligations or exercise or enforce their respective rights and remedies under, this Agreement or any Ancillary Agreement (including, prior to the Closing, to operate the business in the ordinary course in accordance with the provisions of this Agreement), or (iii) if such disclosure is deemed necessary by Seller to be disclosed to its attorneys, independent accountants, or financial advisors for the sole purpose of enabling such attorneys, independent accountants, or financial advisors to provide advice to Seller.  In the event Seller or any of its Affiliates is requested pursuant to, or required by, applicable Law, including stock exchange listing rules and regulations, or legal process (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to clause (a) above or, from and after Closing, clause (b) above, (x) Seller shall notify the Buyers in writing in a timely manner so that the Buyers may, at the sole cost and expense of the Buyers, seek a protective Order or other appropriate remedy or, in the Buyers’ sole discretion, waive compliance with the confidentiality provisions of this Agreement, and (y) Seller shall cooperate with all reasonable requests by the Buyers in connection with actions taken for the foregoing purpose, at the sole cost and expense of the Buyers (and in any event, Seller may furnish only that portion of the information which Seller is advised by an opinion of its counsel is legally required, and if confidential treatment is available Seller exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such information).  The obligations of Seller and its Affiliates pursuant to this Section 5.2.2 shall not extend to any information, that (A) is required to be disclosed by applicable Law, (B) solely with respect to the Confidential Information described in clause (a) above, is known by Seller at the time of its receipt from the Buyers without any obligation to keep it confidential or restriction on its use, and not through a prior disclosure by the Buyers, (C) is or becomes generally available to the public or part of the public domain through no breach of this Agreement or any Ancillary Agreement by Seller or its Representatives, (D) after disclosure by the Buyers or their Representatives, is subsequently disclosed to Seller or its Representatives by a Third Party who may lawfully do so and is not under an obligation of confidentiality or any restriction on use with respect to such information, (E) solely with respect to the Confidential Information described in clause (a) above, is developed by Seller or its Representatives independently of Confidential Information received from the Buyers, or (F) solely with respect to the Confidential Information described in clause (b) above, the terms or conditions of this Agreement and any Ancillary Agreement, to the extent provided to any potential or prospective Acquiring Entity of Seller pursuant to customary confidentiality obligations.  The Parties acknowledge and agree that (x) Seller, and its Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with the Buyers, and may employ, or continue to employ, individuals who previously worked in or with the Program and possess knowledge and Know-How used in, relating to, or arising from the Program and (y) nothing in this Section 5.2 shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals, in each case provided, that Confidential Information is not used or disclosed in violation hereof.

5.3No-Shop. From and after the date of this Agreement through the Closing, Seller and Seller’s directors and executive officers will not, and Seller will not authorize or direct any of its other Representatives to, directly or indirectly, (a) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or would reasonably be expected to lead to, a Competing Proposal; (b) furnish to any Person (other than the Buyers or any of their respective Representatives) any non-public information relating to the Program or the Purchased Assets or afford to any Person (other than the Buyers or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information of Seller concerning the Program or included in the Purchased Assets, in any such case in connection with any Competing Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, a Competing Proposal or the making of any proposal that would reasonably be expected to lead to a Competing Proposal; (c) participate or engage in discussions or negotiations with any Third Party with respect to a Competing Proposal or with respect to any inquiries from third Persons for the apparent purpose of making a Competing Proposal (other than informing such Persons of the provisions contained in this Section 5.3); (d) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to a Competing Proposal; or (e) authorize or commit to do any of the foregoing.

5.4Noncompetition.

5.4.1Commencing on the Closing Date and continuing until the fifth (5th) anniversary thereof, without the Buyers’ prior written consent, Seller shall not, directly or indirectly, (a) engage in, or knowingly enable a Third Party to engage in, a Restricted Business anywhere in the world, or (b) knowingly encourage, induce, attempt to induce, solicit or attempt to solicit (on its own behalf or on behalf of any other Person) or hire any Transferred Employee to leave his or her employment relationship with the Buyers or any of their Affiliates; provided, however, (i) that this Agreement will not prohibit or otherwise restrict Seller or its Affiliates from publishing general advertisements or making general public solicitations for employment for any position not specifically targeted at any Transferred Employee provided, that no Transferred Employee is hired as a result unless such Transferred Employee has been terminated by the Buyers at least six (6) months prior to such hiring and (ii) any indirect use of Know-How excluded from the Purchased Assets the primary purpose of which is not to circumvent the restrictions in this Section 5.4 shall not be considered a violation of this Section 5.4.  Notwithstanding the foregoing, the restrictions set forth in Section 5.4.1(a) shall not limit the activities of any Acquiring Entity or any of its Affiliates (other than Seller) to the extent (i) the Acquiring Entity or such Affiliates shall ensure that no Confidential Information is used by the Acquiring Entity or any of its Affiliates in connection with a Restricted Business, whether existing as of the effective time of such acquisition by the Acquiring Entity or thereafter; and (ii) the Confidential Information is maintained in a separate, firewalled operating unit of Seller with appropriate physical and electronic barriers designed to prevent such use of Confidential Information by the Acquiring Entity and its Affiliates; provided, however, that management personnel may receive general information regarding the status and progress of the Program for financial and business planning purposes; provided further, that an Acquiring Entity and its Affiliates may access and use Confidential Information to the extent necessary to comply with applicable Law or the rules and regulations of a national stock exchange, or to comply with bona fide tax, accounting or financial reporting obligations.

5.4.2Seller acknowledges that: (a) its obligations under this Section 5.4 are reasonable in the context of the nature of the Program and the competitive injuries likely to be sustained by the Program and the Buyers if Seller was to violate such obligations; (b) the covenants in this Section 5.4 are adequately supported by consideration from the Buyers for the benefit of Seller; and (c) the foregoing makes it necessary for the protection of the Program and the Buyers that Seller uphold its obligations under this Section 5.4 for the reasonable time period contained herein.  If any provision in this Section 5.4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.4, but this Section 5.4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.5Post-Closing Access and Information.

5.5.1After the Closing Date and through the sixth (6th) anniversary of the Closing Date, the Buyers shall, and shall cause their Affiliates to, on the one hand, and Seller shall on the other hand, grant to the other such access to financial records and other information in their possession to the extent related to their conduct of the Program, in each case with respect to periods or occurrences prior to the Closing Date, and such cooperation and assistance, in each case, as shall be reasonably required to enable the other to comply with their legal, Tax, regulatory, stock exchange and financial reporting requirements and in respect of Litigation and insurance matters (other than in connection with any Litigation between or among the Parties arising out of the Transactions, with respect to which applicable rules of discovery shall apply), in each case during normal business hours upon reasonable notice, and in a manner that does not unreasonably interfere with the ordinary course operation of the Program, consistent with applicable Law and in accordance with the reasonable safety and security requirements communicated by the Party granting access to the Party requesting access.  The Buyers, on the one hand, and Seller, on the other hand, shall promptly reimburse the other for such other’s reasonable fees, costs or expenses associated with requests made by such first Party under this Section 5.5, but no other charges shall be payable by the requesting Party to the other Party in connection with such requests.

5.5.2Notwithstanding anything to the contrary contained in this Agreement, no Party shall be required to disclose any information or provide any such access pursuant to this Section 5.5 if such disclosure or access would reasonably be expected, in such Party’s reasonable judgment, to (a) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Law (including any applicable Antitrust Law) or Contract with any other Person, (b) waive or jeopardize any established legal privileges, including the attorney-client privilege or (c) disclose any trade secrets or other sensitive information (provided, that, in any case, each Party and their respective Affiliates shall use their respective reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to enable such Party to satisfy its obligations under this Section 5.5).

5.5.3Notwithstanding anything to the contrary contained in this Agreement, each of the Buyers and Seller may destroy such records and information in accordance with their respective prevailing records retention procedures to the extent such books and records are no longer required by Law to be maintained, so long as the Buyers or Seller has previously provided copies of such records and information pursuant to Section 5.5.1 or 5.5.2.

5.6Wrong Pockets.

(a)If, following the Closing Date, either the Buyers, on the one hand, or Seller, on the other, become aware that any of the Purchased Assets has not been transferred to the applicable Buyer or that any of the Excluded Assets has been transferred to a Buyer, it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, for no additional consideration to the other Party, to (a) the applicable Buyer, in the case of any Purchased Asset which was not transferred to such Buyer at the Closing, or (b) Seller, in the case of any Excluded Asset which was transferred to a Buyer.  Prior to any such transfer, (a) the applicable Buyer, in the case of any Purchased Asset which was not transferred to such Buyer at the Closing, or (b) Seller, in the case of any Excluded Asset which was transferred to a Buyer, in each case, shall hold such asset in trust for the use and benefit and burden of the other Party.

5.7Certain Tax Matters.

5.7.1Straddle Tax Period Allocation.  For purposes of this Agreement, in the case of any Taxes attributable to the Purchased Assets or the Program with respect to a Straddle Tax Period (“Straddle Period Taxes”), (i) any real or personal property Taxes (or other similar Taxes imposed on a periodic basis) attributable to the Purchased Assets or the Program shall be allocated on a per diem basis to Seller, on the one hand, and the Buyers, on the other hand, based on the number of days in such Straddle Tax Period accruing on or prior to the Closing Date with respect to Seller and after the Closing Date with respect to the Buyers; and (ii) any other Taxes not described in clause (i) shall be allocated based on an interim closing of the books as of the close of business on the Closing Date.  The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within ten (10) Business Days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.  For the avoidance of doubt, Seller shall be responsible for and shall pay all U.S. federal, state and local and non-U.S. income and capital gains Taxes payable on any income or gain resulting from the sale of the Purchased Assets to the Buyers.  Except as set forth in Section 5.7.2, Seller shall prepare all Tax Returns with respect to the Purchased Assets and the Program for taxable periods ending on or before the Closing Date and shall pay all Taxes shown as due thereon.

5.7.2Transfer Taxes and VAT.  The Buyers, collectively, shall be responsible for 50% of all Transfer Taxes, and Seller shall be responsible for 50% of Transfer Taxes, in each case imposed on any sale, transfer, or assignment of property to the Buyers pursuant to this Agreement; provided, however, that the Buyers shall be responsible for all VAT imposed on the sale of the Purchased Assets.  For the avoidance of doubt, the Purchase Price is exclusive of any applicable Transfer Taxes and VAT.  The Party required to remit or pay Transfer Taxes to the Governmental Authority under applicable Tax Law shall pay the Transfer Taxes.  Seller and the Buyers shall reasonably cooperate with each other in timely making all filings, returns, reports and forms as may be required in connection with the payment of Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and Seller and the Buyers shall reimburse the other Party for their portion of any Transfer Taxes required to be paid by the other Party pursuant to the applicable Law.  Seller use its reasonable best efforts to execute and deliver all instruments and certificates necessary to enable the Buyers and their Affiliates to comply with any filing requirements relating to any such Transfer Taxes, and shall reasonably cooperate with the Buyers to minimize any Transfer Taxes to the extent permitted by applicable Tax Law.  If the VAT accounting applicable to the sale of any Purchased Assets needs to change for valid contractual or legal reasons, Seller will, if reasonably requested by the Buyers, promptly issue an amended VAT invoice, or credit note as applicable, and the Parties will adjust payments accordingly.

5.7.3Assistance and Cooperation.  The Buyers and Seller shall reasonably cooperate, including with respect to the provision of documentation and information, as and to the extent reasonably requested by the other Party, in connection with (a) the preparation and filing of any Tax Return, (b) determining a Liability for Taxes, a right to refund of Taxes or other Tax benefits and (c) conducting any Tax Proceeding or other claim or proceeding with respect to Taxes, in each case, relating to the Purchased Assets or the Assumed Liabilities.  Such cooperation shall include the retention (in accordance with Section 5.7.4) and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such request.

5.7.4Records.  The Buyers and Seller agree to retain all records relating to Taxes with respect to the Purchased Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date for the shorter of (a) the expiration of all applicable statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate and (b) six (6) years.  Thereafter, the Party holding such records may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such records at such other Party’s own expense.  Notwithstanding anything to the contrary in this Agreement, access to and retention of all records relating to Taxes shall be governed by this Section 5.7 and the provisions of Section 5.5 shall not apply.

5.7.5Purchase Price Allocation.  The Buyers shall provide to Seller within thirty-five (35) days from the date of this Agreement an allocation of the estimated Purchase Price and any other items, including Assumed Liabilities, that are treated as additional consideration for U.S. income tax purposes among the Purchased Assets (the “Draft Price Allocation”), which allocation shall be in accordance with Schedule 5.7.5 attached hereto.  Seller shall have fifteen (15) days from the receipt of the Draft Price Allocation to provide any reasonable comments on the Draft Price Allocation.  If Seller does not provide written comments within fifteen (15) days of the receipt of the Draft Price Allocation, the Draft Price Allocation shall be deemed final.  If Seller provides written comments on the Draft Price Allocation within fifteen (15) days of the receipt of the Draft Price Allocation, the Buyers and Seller shall use reasonable best efforts for five (5) days to agree on a final allocation.  If the Parties cannot agree on a final allocation, the Buyers shall identify an independent accounting firm reasonably acceptable to Seller to resolve the disputed items prior to the Closing Date with such costs borne equally by the Buyers and Seller.  The Draft Price Allocation, when finalized either by (i) no written comments from Seller, (ii) as agreed by the Parties, or (iii) as determined by the independent accounting firm, shall be the final allocation (the “Final Price Allocation”).  The Final Price Allocation shall be adjusted by the Buyers, as necessary, to reflect any adjustments to the Purchase Price pursuant to this Agreement and any subsequent payments treated as adjustments to the Purchase Price or such other items (such revised allocation, the “Adjusted Price Allocation”).  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state, local or non-U.S. Law), each of the Buyers and Seller shall, file all Tax Returns (including an IRS Form 8594) in a manner consistent with the Final Price Allocation (or the Adjusted Price Allocation, as applicable) and shall not take, and shall cause their respective Affiliates not to take, any position inconsistent with the Final Price Allocation (or the Adjusted Price Allocation, as applicable) on any Tax Return (including an IRS Form 8594), in connection with any Tax Proceeding or otherwise.

5.7.6Survival of Tax Covenants.  The covenants contained in this Section 5.7 shall survive until thirty (30) days after the expiration of the statute of limitations (including any extensions thereof) applicable to the relevant Taxes or Tax Return.

5.7.7Tax Residency.  Seller undertakes to remain a tax resident of the United States with respect to all payments made by the Buyers to Seller pursuant to this Agreement and to be eligible for the withholding tax exemption under the U.S.-France double tax treaty as in existence on the date hereof or promptly notify Buyers if it becomes aware that it is no longer eligible.

5.8Insurance.  The Buyers acknowledge that the Insurance Policies have been arranged or maintained by Seller for the benefit of Seller and will be retained by Seller.  Notwithstanding the foregoing, from and after the Closing, Seller shall, and shall cause its Affiliates and insurance brokers to, (i) provide each applicable Buyer and its representatives with reasonable access, upon reasonable notice and during normal business hours, to the Insurance Policies (including the Specified Policies), related records, underwriting files and claim files relating to pre-Closing occurrences affecting the Program or the Purchased Assets, (ii) furnish copies of such Insurance Policies and related documentation as the Buyers may reasonably request, and (iii) reasonably cooperate with the Buyers, at the Buyers’ expense, in connection with the submission, pursuit and administration of any claims by the Buyers or their Affiliates under such Insurance Policies with respect to pre-Closing occurrences, including by providing information, executing reasonable claim-related documents, and permitting the Buyers to participate in communications with insurers.  Seller shall use reasonable best efforts to continue to maintain for a period of not less than three (3) years after the Closing Date, (a) any “claims made” policies included within the Insurance Policies (or substantially equivalent coverage or “tail” coverage) and (b) any “occurrence-based” insurance policies covering occurrences prior to the Closing relating to the Program (including any Excluded Liability to the extent related to the Program or any Purchased Assets) or any Purchased Assets (the “Specified Policies”), and shall not take any action with the primary intention of eroding, impairing, compromising, or diminishing the rights of any insured or additional insured with respect to coverage under any Specified Policies for pre-Closing occurrences, including cancelling, commutating, buying back, exhausting, or materially amending such Specified Policies or entering into any coverage-in-place agreement or taking any adverse coverage position with insurers that would reasonably be expected to impair such rights; provided, that Seller may take such actions if it reasonably determines they are not materially adverse to the Buyers’ rights and has provided prior written notice to the Buyers and a reasonable opportunity to comment.  To the extent permitted under the applicable Insurance Policies, Seller shall use reasonable best efforts to cause the Buyers and their Affiliates to be recognized, following the Closing, as additional insureds (or otherwise as parties entitled to claim) with respect to coverage for pre-Closing occurrences relating to the Program or the Purchased Assets.

5.9Services from Seller.  Other than as may be provided pursuant to the terms of any Ancillary Agreement, each Buyer acknowledges and agrees that any and all administrative, corporate and other services and benefits provided to the Program by Seller prior to the Closing shall cease, and any agreement in respect thereof shall terminate with respect to the Program, as of the Closing Date, and thereafter, Seller’s sole obligation with respect to the provision of any services with respect to the Program shall be as set forth in the Ancillary Agreements.

5.10Delivery of Data Site Copy.  Promptly, but no later than ten (10) Business Days, following the date of this Agreement, Seller shall deliver to the Buyers a USB flash drive or other electronic storage device containing the true and complete contents of the Data Site as of the time at which this Agreement was executed and delivered by the Parties.

5.11Litigation Support.

5.11.1Subject to the provisions of Article 9 and Article 10, in the event that and for so long as Seller or any of its Affiliates is prosecuting, contesting or defending any Litigation, by or against a Third Party (for the avoidance of doubt, other than the Buyers or any of their Affiliates) in connection with (i) the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Program, the Purchased Assets or the Assumed Liabilities, the Buyers shall, and shall cause their Affiliates (and its and their officers and employees and Representatives) to, cooperate with the reasonable request of Seller and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information, including any books, data and information that Seller transferred to the Buyers as Purchased Assets, as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that (A) such cooperation does not unreasonably interfere with the conduct of the Program and (B) Seller reimburses the Buyers and their Affiliates for any out-of-pocket costs and expenses incurred in connection with such cooperation.

5.11.2Subject to the provisions of Article 9 and Article 10, in the event that and for so long as the Buyers or any of their Affiliates are prosecuting, contesting or defending any Litigation by or against a Third Party (for the avoidance of doubt, other than Seller or any of its Affiliates) in connection with (i) the Transactions, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Excluded Assets or the Excluded Liabilities, Seller shall, and shall cause its Affiliates (and its and their officers and employees and Representatives) to, cooperate with the reasonable request of the Buyers and their counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that (A) such cooperation does not unreasonably interfere with the conduct of the business of Seller and (B) the Buyers reimburse Seller and its Affiliates for any out-of-pocket costs and expenses incurred in connection with such cooperation.

5.11.3Notwithstanding the foregoing, nothing in this Section 5.11 shall require any Party to  (a) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Law (including any applicable Antitrust Law) or Contract with any other Person (other than any such Contract entered into by such Party with the intent to subvert or circumvent such Party’s obligations under this Section 5.11) or (b) waive any established legal privileges, including the attorney-client privilege (provided, that, in any case, such Party shall use its reasonable best efforts to obtain any required Consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to enable such Party to satisfy its obligations under this Section 5.11).

5.12Completion of Ongoing Activities.  From and after the date hereof until the Closing Date, Seller shall use reasonable best efforts to perform at its cost the studies and other activities described in

Schedule 5.12 (the “Ongoing Activities”) and provide regular update to Buyers, including disclosing without delay any results, data or material information available to Seller in relation of such activities or similar matters.  Seller shall take into account Buyers’ comments in the conduct of the Ongoing Activities.

5.13[***].

5.14Additional Financial Information.  Seller shall use its best efforts to prepare and deliver to Buyer as promptly as practicable the Audited Program Financial Information; provided, however, that Buyer acknowledges and agrees that delivery of the Audited Program Financial Information shall not constitute a condition to Buyer’s obligation to consummate the transactions contemplated hereby.  For the purposes of this Section 5.14, “Audited Program Financial Information” means: (a) copies of the financial statements of the Program (on the basis of an agreed upon procedure), consisting of (i) the balance sheets of the Program as of December 31, 2024 and 2025 and the related statements of income for the years then ended, and (ii) the balance sheet and statement of income for the Program for the three (3)-month period ended March 31, 2026, in each case (A) together with the related notes thereto and accompanied by an a report issued by Seller’s independent auditors describing the application of agreed-upon procedures and (B) prepared on a basis consistent with the Program Financial Information, and (b) an unaudited reconciliation of such Audited Program Financial information to the Program Financial Information.

5.15Transition Services Agreement .  The Parties shall negotiate in good faith the schedules and exhibits to the Transition Services Agreement (which schedules and exhibits shall include and describe in reasonable detail all services necessary to enable the Buyers, together with the Purchased Assets, to conduct the Program for a transition period in substantially the same manner as conducted by Seller prior to the Closing, with the costs for such services determined reasonably and good faith by the Parties based upon the actual costs incurred by Seller to provide such services), and use reasonable best efforts to agree on exhibits no later than thirty (30) days after the date hereof.

5.16Representations and Warranties Insurance The Buyers shall obtain the R&W Insurance Policy substantially in the forms attached hereto as Exhibit G.  The Buyers may not amend, terminate, modify, waive or otherwise revise the subrogation provisions of the R&W Insurance Policy in any manner that would materially and adversely increase the liability of Seller hereunder, in each case without the prior written consent of Seller.  The premiums, costs and expenses of the R&W Insurance Policy shall be borne 50% by Seller, on the one hand, and 50% by the Buyers on the other hand.

ARTICLE 6

EMPLOYEES

6.1Offers of Employment.

6.1.1During the Pre-Closing Period, Seller shall provide the Buyers with reasonable access to each of the Program Employees, in cooperation with Seller and upon reasonable prior notice, and the Buyers shall be permitted, in their sole discretion, to make offers of employment to any such Program Employees in accordance with the terms of Section 6.1.1 that are conditioned upon the Closing and effective as of immediately following the Closing.  Seller shall reasonably cooperate fully and in good faith with the Buyers in connection with the Buyers’ employment process and use reasonable best efforts to secure the transition, to the applicable Buyer or its designated Affiliate(s), of all Program Employees.  Without limiting the immediately preceding sentence, Seller will (a) consult with the Buyers on any material communications to be provided to any Program Employee with regards to their terms and conditions of employment following the Closing, and the Parties will (i) mutually agree on any material communications to Program Employees with regards to terms and conditions of employment following the Closing and, (ii) with respect to any material communications regarding the terms and conditions of the employment of any Program Employee following the Closing, deliver only such material communications as approved by a Buyer, (b) make reasonable efforts to deliver promptly to each Program Employee any communications, notices and information relating to the applicable Buyer or its Affiliate(s) or the terms and conditions of the employment of any Program Employee following the Closing as reasonably requested by the applicable Buyer and which is agreed to by Seller, and (c) at such times as the applicable Buyer may reasonably request after providing Seller with reasonable advance notice, permit the Buyers and their respective Representatives to speak with and meet with Program Employees to discuss such Program Employees’ employment with the applicable Buyer or its Affiliate(s) and use reasonable best efforts to facilitate any such meetings between the Buyers and the Program Employees in a time and manner that does not interference with Seller’s business operations.  Seller shall not, and shall cause its Affiliates and Representative not to, take any action intended to discourage or interfere with the Buyers’ employment offer process or the acceptance of any offers of employment by the Buyers or their Affiliates.  Without limiting the foregoing, Seller shall (A) notify each Program Employee of the elimination by Seller of the position held by such Program Employee in connection with the consummation of the transactions contemplated by this Agreement and (B) shall not, and shall cause its Affiliates not to, without the Buyers’ prior written consent, offer or grant any retention, counteroffer, promotion or other incentive to any Program Employee that would reasonably be expected to deter acceptance of any offer of employment from the Buyers or their Affiliates or solicit or encourage any Program Employee to remain with Seller or accept alternative employment.  Seller shall cause each Program Employee to be released from employment with Seller effective as of immediately prior to the Closing; provided, that, Seller shall not release from employment any Program Employee who is on an authorized leave of absence as of immediately prior to the Closing (a “Leave Program Employee”), and such Leave Program Employee will remain employed with Seller until such Leave Program Employee returns to work, at which time Seller shall release from employment such Leave Program Employee for employment with the Buyers; and provided, further, that any Leave Program Employee who does not return to work within twelve (12) months of the Closing shall remain employed with Seller, and the Buyers shall have no obligation to provide such Leave Program Employee with an offer of employment, and such Leave Program Employee shall not become a Transferred Employee.  .  Prior to the Closing, the Buyers shall not make offers of employment to any current employee, individual independent contractor or officer of Seller or any of Seller’s Affiliates, or any member of the Seller Board, other than the Program Employees.  Notwithstanding anything herein to the contrary, no Buyer nor any of its Affiliates shall be obligated to cause the continuation of any employment relationship with any Program Employee for any specific period of time; and with respect to each Program Employee who is based outside of the United States (each, a “Non-U.S. Program Employee”), Seller and the Buyers shall cooperate in good faith to effectuate the transfer of each such Non-U.S. Program Employee in accordance with applicable Law.  Any Program Employee hired by a Buyer or one of its Affiliates in accordance with this Section 6.1 shall be referred to as a “Transferred Employee.” The Buyers shall provide Seller with a copy of the form of offer letter, and any other material form documentation, to be used to make offers in accordance with this Section 6.1 at least five (5) Business Days prior to the extension of such offers and will consider in good faith any comments promptly received from Seller.

6.2Terms of Employment.

6.2.1Compensation and Benefits.  Commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, for so long as a Transferred Employee remains employed by a Buyer or one of its Affiliates, such Buyer shall, or shall cause one or more of its Affiliates to, provide to each Transferred Employee: (a) a base salary or wage that is no less favorable than the base salary or wage provided to such Transferred Employee immediately prior to the Closing Date, (b) target cash incentive or bonus opportunities, or sales incentive opportunities, as applicable, that are no less favorable than the target cash incentive or bonus opportunities, or sales incentive opportunities, as applicable, provided to such Transferred Employee immediately prior to the Closing Date, and (c) employee benefits that are substantially comparable in the aggregate to those generally available to similarly situated employees of the Buyers and their Affiliates, (excluding severance, retention, transaction, change-in-control, perquisite, defined benefit pension, post-employment health or welfare and equity or equity-based benefits).  The compensation and benefits terms required to be provided by Buyer or one of its Affiliates under this Section 6.2.1 shall constitute, in their totality, a “Comparable Offer.”

6.2.2Health and Welfare Benefits.  Effective as of the Closing Date, each Buyer shall, or shall cause its Affiliates to, maintain health and welfare benefit plans, programs and policies, including a group health plan, in which Transferred Employees and their respective eligible spouses, dependents or other beneficiaries shall be eligible to participate (the “Buyer Welfare Benefit Plans”).  Each Buyer shall use reasonable best efforts to cause each Transferred Employee (and eligible dependents thereof) to be eligible to participate in each Buyer Welfare Benefit Plan on the Closing Date, such that there is no gap in coverage.  Effective from and after the Closing Date and with respect to each Transferred Employee (and eligible dependents thereof), each Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to (a) waive any pre-existing condition exclusion, actively-at-work requirement, evidence of insurability, waiting period, pre-certification, ongoing treatment or similar condition, limitation or requirement under all Buyer Welfare Benefit Plans and (b) provide credit under all Buyer Welfare Benefit Plans that provide health benefits for any co-payments, deductibles, out-of-pocket maximums or similar payments made or incurred under an Employee Benefit Plan by such Transferred Employee (or covered dependent thereof) prior to the Closing Date for the plan year in which the Closing occurs, in each case, subject to the terms of the applicable plan, applicable Law, the requirements of the applicable insurer or third-party administrator and Seller’s timely provision of all reasonably necessary information.

6.2.3Service Crediting.  Effective from and after the Closing Date and with respect to each Transferred Employee, each Buyer shall, and shall cause its Affiliates to, recognize all prior service with Seller and its predecessors, to the same extent such service was recognized by Seller immediately prior to the Closing Date, for purposes of eligibility and vesting, and for purposes of determining levels of benefits for vacation, paid time off and severance, under all Buyer Welfare Benefit Plans and any other employee benefit plans of the Buyers and their Affiliates, except (a) to the extent such recognition would result in a duplication of benefits for the same period of service, (b) with respect to benefit accrual under any defined benefit pension plan, (c) for any Buyer benefit plan that is a frozen plan, provides grandfathered benefits or provides post-employment welfare benefits, or (d) to the extent not permitted under the terms of the applicable plan, applicable Law or the requirements of the applicable insurer or third-party administrator.

6.2.4Accrued PTO, Overtime Hours and Additional Work Time.  Except to the extent required by applicable Law, the Buyers and their Affiliates shall not assume any Liability for accrued or unused vacation, paid time off or similar leave accrued by any Program Employee prior to the Closing, nor for any overtime hours and additional work time (as defined by the “Loi fédérale sur le travail dans l’industrie, l’artisanat et le commerce”) accrued by any Program Employee prior to the Closing, and Seller shall retain and satisfy all such Liabilities.  To the extent the Buyers or their Affiliates are required by applicable Law to assume any such Liability, Seller shall provide the Buyers with a dollar-for-dollar credit or reimbursement for the amount of such assumed Liability, including any related employer payroll social security and Taxes.

6.2.5COBRA.  Seller shall retain all obligations to provide continuation coverage under COBRA with respect to any qualifying event occurring on or prior to the Closing Date or with respect to any individual who is not a Transferred Employee.  The applicable Buyer shall be responsible for continuation coverage obligations under COBRA with respect to Transferred Employees and their qualified beneficiaries solely to the extent arising from a qualifying event occurring after the Closing Date.

6.2.6Severance or Other Termination Liabilities.  Seller and its Affiliates (a) shall, within thirty (30) days after the Closing Date, terminate the employment of any Program Employee who rejects a Comparable Offer, (b) shall not, during the period of eighteen (18) months after the Closing Date, without the prior written consent of the Buyers, re-employ any Program Employee so terminated and (c) shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Program Employee who (i) rejects a Comparable Offer or (ii) becomes entitled to any severance, termination indemnity, redundancy or similar termination payments or benefits notwithstanding such Program Employee’s receipt or acceptance of a Comparable Offer.  The Buyers and their Affiliates shall be solely responsible for any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Program Employee who does not become a Transferred Employee because (A) none of the Buyers nor any of their Affiliates provide a Comparable Offer, and (B) such Program Employee rejects (or does not accept) such non-Comparable Offer.

6.2.7Short-Term Incentive Compensation.  With respect to any cash incentive compensation payable under any Employee Benefit Plan in which any Transferred Employee participates in the calendar year in which the Closing occurs (or any portion thereof), Seller and the Buyers agree that, with respect to each Transferred Employee who (a) was a participant in an Employee Benefit Plan that provides for a cash bonus or incentive based on calendar year 2026 performance prior to the Closing and (b) remains employed by Seller or one of its Affiliates through the Closing, Seller shall, or shall cause an Affiliate to, pay (for the pre-Closing period) to such Transferred Employee an amount equal to (i) the amount that such Transferred Employee would have earned under the applicable Employee Benefit Plan for calendar year 2026, based on actual performance as of the Closing Date (as determined by Seller in good faith), multiplied by (ii) a fraction, the numerator of which is the number of days between January 1, 2026 and the Closing Date and the denominator of which is three hundred sixty-five (365) (each, a “Prorated 2026 Incentive”).  Seller shall pay the Prorated 2026 Incentives to the relevant Transferred Employees within ten (10) Business Days after the Closing.

6.3Cooperation.  Following the date hereof, Seller and the Buyers shall, and shall cause their respective Affiliates to, reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect the transactions contemplated by this Article 6, including exchanging information and data relating to workers’ compensation, employee benefits, employee benefit plan coverages, service, compensation, accrued paid time off and payroll, making any required filings and notices, and coordinating employee communications, in each case, except to the extent prohibited by Law and subject to applicable privacy and data protection requirements.

6.4No Third Party Beneficiaries.  Subject to Section 1.1, no provision in this Article 6 or otherwise in this Agreement, whether express or implied, shall (a) create or confer any third-party beneficiary or other rights in any current or former employee, independent contractor, consultant, director or officer of Seller (including any Program Employee, Transferred Employee or beneficiary or dependent thereof); (b) create any rights to continued employment with Seller, any Buyer or any of their respective Affiliates or in any way prevent or limit the ability of Seller, any Buyer or any of their respective Affiliates to terminate the employment of any individual, including any Program Employee or Transferred Employee, at any time and for any reason; (c) constitute or be deemed to constitute an amendment to any Employee Benefit Plan, Buyer Welfare Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, any Buyer or any of their Affiliates; or (d) alter or in any way limit the ability of Seller, any Buyer or any of their respective Affiliates to amend, modify or terminate any Employee Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Seller, any Buyer or any of their respective Affiliates.

ARTICLE 7

CONDITIONS PRECEDENT

7.1Conditions to Obligations of the Buyers and Seller.  The obligations of the Buyers and Seller to complete the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

7.1.1No Injunction.  No Law or Order by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise making illegal the consummation of the Closing shall be in effect; and

7.1.2Antitrust Law.  All waiting periods applicable to the Transactions under the HSR Act (and any extension thereof, including under any agreement between a Party and a Governmental Authority agreeing not to consummate the Transactions prior to a certain date) shall have expired or been terminated.

7.2Conditions to Obligations of the Buyers.  The obligation of the Buyers to complete the Transactions is subject to the satisfaction or waiver by the Buyers at or prior to the Closing of the following additional conditions:

7.2.1Representations and Warranties.  (a) The representations and warranties of Seller contained in Section 3.1, other than the Fundamental Representations of Seller, shall be true and correct in all respects (disregarding all “material,” “in all material respects” and “Material Adverse Effect” qualifiers) at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not have a Material Adverse Effect; (b) the Fundamental Representations of Seller set forth in Section 3.1.5 (Title to and Sufficiency of Assets) and Section 3.1.10(d) (Title to Intellectual Property) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date) and (c) the Fundamental Representations of Seller set forth in Section 3.1.1 (Corporate Status), Section 3.1.2 (Authority), and Section 3.1.17 (No Broker), shall be true and correct in all respects other than de minimis inaccuracies at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

7.2.2Covenants.  Seller shall have performed or caused to be performed, in all material respects, all covenants, agreements and obligations required to be performed or complied with by Seller on or prior to the Closing; and

7.2.3Material Adverse Effect.  Since the date hereof, there shall not have been a Material Adverse Effect that is continuing.

7.2.4Closing Deliverables.  Seller shall have delivered to the Buyers each of the items required to be delivered at Closing pursuant to Section 2.5.2(a).

7.3Conditions to Obligations of Seller.  The obligation of Seller to complete the Transactions is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

7.3.1Representations and Warranties.  The representations and warranties of the Buyers contained in Section 3.2, other than the Fundamental Representations of the Buyers, shall be true and correct in all respects (disregarding all “material”, “in all material respects” and “Buyer Material Adverse Effect” qualifiers) at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not have a Buyer Material Adverse Effect; and the Fundamental Representations of the Buyers shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date);

7.3.2Covenants.  Each Buyer shall have performed and complied with or caused to be performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed or complied with by such Buyer prior to the Closing; and

7.3.3Closing Deliverables.  The Buyers shall have delivered to Seller each of the items required to be delivered at Closing pursuant to Section 2.5.2(b).

7.4Frustration of Closing Conditions.  Neither the Buyers nor Seller may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was primarily caused by such Party’s failure to comply with its agreements set forth herein.

ARTICLE 8

TERMINATION

8.1Termination.  Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

8.1.1the mutual written agreement of the Buyers and Seller;

8.1.2by written notice delivered by either the Buyers or Seller to the other, if the Closing shall not have occurred on or prior to September 30, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any Party whose breach of any representation or warranty hereunder or failure to comply with or perform any of its covenants, agreements or obligations under this Agreement, including the obligations under Section 4.3, primarily caused the failure of the Closing not to have occurred on or before the End Date;

8.1.3by written notice delivered by either the Buyers or Seller to the other, if consummation of the Transactions would violate any non-appealable final Order of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any Party whose failure to comply with any of its obligations under this Agreement primarily caused the issuance of such Law or Order;

8.1.4by written notice delivered by the Buyers to Seller, if (a) there has been a breach by Seller of a representation or warranty of Seller contained in this Agreement or (b) there shall be a breach by Seller of any covenant, agreement or obligation of Seller in this Agreement, and such failure or breach described in clause (a) or (b) would result in the failure of a condition set forth in Section 7.2.1 or Section 7.2.2 or, in the case of a breach of any covenant, agreement or obligation, is not cured (if capable of being cured) upon the earlier to occur of (a) the thirtieth (30th) day after written notice thereof is given by the Buyers to Seller and (b) the day that is three (3) Business Days prior to the End Date; provided, that the Buyers may not terminate this Agreement pursuant to this Section 8.1.4.  If any Buyer is in breach of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement and such breach would result in the failure of a condition set forth in Section 7.3.1 or Section 7.3.2 (other than those conditions the failure of which to be satisfied is primarily caused by a breach by Seller of its representations, warranties, covenants, agreements or obligations contained in this Agreement); or

8.1.5by written notice delivered by Seller to the Buyers, if (a) there has been a breach by any Buyer of a representation or warranty of such Buyer contained in this Agreement or (b) there shall be a breach by any Buyer of any covenant, agreement or obligation of such Buyer in this Agreement, and such failure or breach would result in the failure of a condition set forth in Section 7.3.1 or Section 7.3.2 or, in the case of a breach of any covenant, agreement or obligation, is not cured (if capable of being cured) upon the earlier to occur of (i) the thirtieth (30th) day after written notice thereof is given by Seller to the Buyers and (ii) the day that is three (3) Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1.5 if Seller is in breach of any of its representations, warranties, covenants, agreements or obligations contained in this Agreement and such breach would result in the failure of a condition set forth in Section 7.2.1 or Section 7.2.2 (other than those conditions the failure of which to be satisfied is primarily caused by a breach by any Buyer of its representations, warranties, covenants, agreements or obligations contained in this Agreement).

8.2Procedure and Effect of Termination.

8.2.1Notice of Termination.  Termination of this Agreement by either the Buyers or Seller shall be by delivery of a written notice to the other.  Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 10.2.

8.2.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 by the Buyers or Seller, this Agreement shall be terminated and have no further effect, except that Article 1 (Definitions), Section 5.1 (Publicity), Section 5.2 (Confidentiality), Article 8 (Termination) and Article 9 (Miscellaneous) shall survive any termination of this Agreement and there shall be no liability hereunder on the part of Seller, the Buyers or any of their respective Affiliates or Representatives, except (i) as liability may exist pursuant to the Sections or Articles specified in this Section 8.2.2 that survive such termination, and (ii) that no such termination shall relieve a Party from any liability arising out of any Fraud by such Party or Willful Breach by such Party of any representation, warranty, covenant, agreement or obligation of such Party contained herein prior to such termination.  “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.  For clarity, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Ancillary Agreements not entered into on the date hereof or have any obligations thereunder.

ARTICLE 9

INDEMNIFICATION

9.1Survival; Indemnification.

9.1.1Survival and Time Limitations.

(a)Seller Representations.  The representations and warranties of Seller will automatically terminate at 11:59 p.m. (Prevailing Pacific Time) on the twelve (12)-month anniversary of the Closing Date (the “Expiration Time” and such date on which the Expiration Time occurs, the

“Expiration Date”); provided, however, that the Fundamental Representations will automatically terminate on the three (3)-year anniversary of the Closing Date; provided, further, that in the event of Fraud with respect to any such representation or warranty, such representation or warranty will survive until 11:59 p.m. (Prevailing Pacific Time) on the later of (i) the six (6)-year anniversary of the Closing Date, and (ii) sixty (60) days after the expiration of the statute of limitations applicable to such Fraud; provided, further, that all such representations and warranties of Seller will survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a notice of such claim is validly delivered pursuant to Section 9.1.3 prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved.  Notwithstanding anything set forth in this Article 9, the survival periods set forth in this Section 9.1.1(a) shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.

(b)Buyers Representations.  The representations and warranties of the Buyers will automatically terminate at the Expiration Time; provided, however, that the Fundamental Representations of the Buyers will automatically terminate on the three (3)-year anniversary of the Closing Date; provided, further, that in the event of Fraud with respect to any such representation or warranty, such representation or warranty will survive until 11:59 p.m. (Prevailing Pacific Time) on the later of (i) the six (6)-year anniversary of the Closing Date and (ii) sixty (60) days after the expiration of the statute of limitations applicable to such Fraud; provided, further, that all such representations and warranties of the Buyers will survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a notice of such claim is validly delivered pursuant to Section 9.1.3 prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved.

(c)Covenants.  All covenants in this Agreement that (i) by their terms require performance prior to the Closing will terminate at the Closing, and (ii) by their terms, require performance at or following the Closing shall survive until performed.

9.1.2Indemnification.

(a)Indemnification by Seller.  Subject to the terms and conditions of this Section 9.1, Seller will indemnify, defend and hold harmless the Buyers, their subsidiaries and Affiliates, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against the entirety of any Losses that any Buyer Indemnitee may suffer or incur resulting from, arising out of, relating to, or caused by (i) any breach or inaccuracy of (A) any representation or warranty made by Seller in Article 3, other than a Fundamental Representation of Seller and (B) any breach or inaccuracy of any Fundamental Representation of Seller; (ii) any breach of any covenant or agreement of Seller in this Agreement; (iii) any Excluded Liability; and (iv) the matter described on Schedule 9.1.2.  With respect to the matters described in Section 9.1.2(a)(i)(A), Seller will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of $3,875,000 (the “Deductible”), after which point Seller will be obligated to indemnify Buyer Indemnitees from and against all Losses exceeding the Deductible; provided, that the foregoing limitations shall not apply in respect of any Losses relating to or arising out of Fraud.  With respect to the matters described in Section 9.1.2(a)(i)(A), the aggregate maximum liability of Seller shall be the General Indemnity Escrow Amount, with respect to (x) the matter described in Section 9.1.2(a)(iv) or (y) the matters described in Section 9.1.2(a)(i)(B), the maximum liability of Seller shall, in each case, be an amount equal to the Special Indemnity Amount and with respect to all other matters described in Section 9.1.2(a), the aggregate maximum liability of Seller shall be the sum of (x) the Closing Consideration and (y) any Milestone Payments actually paid to Seller (the “Purchase Price Cap”); provided, that the foregoing limitations shall not apply in respect of any Losses relating to or arising out of Fraud.

(b)Indemnification by the Buyers.  Subject to the terms and conditions of this Section 9.1.2, the Buyers will indemnify and hold harmless Seller, its Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against the entirety of any Losses they may suffer or incur (including any Losses they may suffer or incur after the end of any applicable survival period, provided, that an indemnification claim with respect to such Losses is made pursuant to this Section 9.1.2 prior to the end of such applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of (A) any representation or warranty made by the Buyers in Article 4 (other than the representations and warranties in clause (B) of this Section 9.1.2(b)(i)) and (B) any breach or inaccuracy of the Fundamental Representations of the Buyers, (ii) any breach of any covenant or agreement of any Buyer in this Agreement, and (iii) any Assumed Liability.  With respect to the matters described in Section 9.1.2(b)(i)(A), the Buyers will have no liability with respect to such matters until the Seller Indemnitees have suffered Losses by reason of all such breaches in excess of the Deductible, after which point the Buyers will be obligated to indemnify the Seller Indemnitees from and against all Losses exceeding the Deductible.  With respect to the matters described in Section 9.1.2(b)(i), the aggregate maximum liability of the Buyers shall be an amount equal to the Deductible and with respect to all other matters described in Section 9.1.2, the aggregate maximum liability of the Buyers shall be the Purchase Price Cap;  provided, that the foregoing limitation shall not apply in respect of any Losses relating to or arising out of Fraud.

(c)Other Indemnification Matters.  All indemnification payments under this Section 9.1.2 will be deemed adjustments to the Closing Consideration.  For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Section 9.1.2, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.  Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall the Buyers’ actual or alleged knowledge of any breach of any representation, warranty or covenant of any Seller set forth herein in any limit the rights of the Buyers or any Buyer Indemnitees under this Agreement, including without limitation under this Section 9.1.2.

(d)Setoff.  If any Buyer Indemnitee makes a claim for indemnification in accordance with this Section 9.1.2, the Buyers shall be entitled, but not obligated, to recover any such amounts due from Seller under this Agreement by setting off such amounts against the Milestone Payments.  The exercise of such right of set off by the Buyers, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.  Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyers in any manner in the enforcement of any other remedies that may be available to them.

(e)Order of Recovery.  The Buyers agree that the only source of recovery and recourse for any claims that a Buyer Indemnitee may have under Section 9.1.2(a)(i)(A) shall be from the recovery of the then remaining General Indemnity Escrow Amount (subject to the terms of the Escrow Agreement) and under the R&W Insurance Policy (subject to the terms of the R&W Insurance Policy).  The Buyers further agree that (x) with respect to any other claims that a Buyer Indemnitee may have under Section 9.1.2(a)(i)(B), the Buyers shall, prior to seeking recovery from Seller directly, first seek the recovery from any then remaining General Indemnity Escrow Amount (subject to the terms of the Escrow Agreement), next seek recovery under the R&W Insurance Policy (subject to the terms of the R&W Insurance Policy) and seek recovery by set off against any Milestone Payment and (y) with respect to any claims that a Buyer Indemnitee may have under Section 9.1.2(a)(iv), the Buyers shall, prior to seeking recovery from Seller directly, first seek the recovery from any then remaining Special Indemnity Amount

(subject to the terms of the Escrow Agreement and the limitations herein); provided, that, a Buyer Indemnitee may, at its option, elect to seek recovery from the then remaining Special Indemnity Amount (subject to the terms of the Escrow Agreement) with respect to any claims under Section 9.1.2(a)(i)(B), (ii) or (iii) (in which case the aggregate amount of any such Losses actually recovered by the Buyer Indemnitees with respect to such claims under Section 9.1.2(a)(i)(B), (ii) or (iii)  shall not be taken into account in determining the aggregate Losses of Buyer with respect to the matter described in Section 9.1.2(a)(iv) for the purposes of the last sentence of Section 9.1.2(a).  Seller acknowledges that the Buyers are entering into the R&W Insurance Policy and that, in connection therewith, a Buyer Indemnitee may concurrently make claims for the same Loss or series of related Losses under both this Article 9 and the R&W Insurance Policy.  Seller further acknowledges and agrees that the denial of any claim by any Buyer Indemnitee under the R&W Insurance Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article 9, subject to the limitations set forth in this Article 9.  Nothing in this Agreement shall limit the right of a Buyer Indemnitee to make claims against the R&W Insurance Policy.

9.1.3Procedures.

(a)Any Person entitled to be indemnified under this Article 9 (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Litigation against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Litigation (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article 9 (and a good faith estimate of any such future Losses relating thereto), and the provision(s) of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party.  A failure by the Indemnified Party to give notice and to tender the defense of the Litigation in a timely manner pursuant to this Section 9.1.3(a) shall not limit the obligations of the Indemnifying Party under this Article 9, except to the extent such Indemnifying Party is prejudiced thereby.

(b)With respect to any Third Party Claim, the Indemnifying Party under this Article 9 shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts; provided, that the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third Party Claim (i) involves criminal or regulatory proceedings, (ii) seeks injunctive or other non-monetary relief, (iii) would reasonably be expected to have a material adverse effect on the business or reputation of the Indemnified Party, (iv) presents a conflict of interest between the Parties, (v) includes both parties as defendants under circumstances where joint representation would be inappropriate, (vi) claims Losses in excess of any limitations on the Indemnifying Party’s obligations to indemnify hereunder, (vii) has a defense that has already been assumed by the insurer pursuant to the R&W Insurance Policy, (viii) is not being diligently defended in good faith.  In any such case, the Indemnified Party may assume and control the defense at the Indemnifying Party’s expense.  If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall provide the Indemnified Party, within ten (10) days after receiving notice of the Third Party Claim, with notice of (i) an unequivocal statement that the Indemnifying Party elects to assume and control the defense of the Third Party Claim and acknowledges its obligation to indemnity the Indemnified Party for all Losses arising from such claim subject to the terms, conditions and limitations herein; (ii) confirmation that the Indemnifying Party will defend the claim diligently and in good faith and will keep the Indemnified Party reasonably informed of all material developments; and (iii) to the extent applicable, evidence of adequate financial capacity (or applicable insurance coverage) to satisfy the reasonably anticipated exposure associated with the Third Party Claim.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party.  Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Litigation at its own cost and expense; provided, that, subject to the provisions of this Article 9, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Litigation) representing all Indemnified Parties in such Litigation and all related Litigation, if, but only if, the defendants in such Litigation include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Litigation.  In any event, the Indemnified Party shall cause its legal counsel to cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Litigation inconsistent with that asserted by the Indemnifying Party.  No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party does not assume the control and defense of a Third Party Claim, it shall nevertheless be entitled to participate in the defense of such Litigation at its own cost and expense, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.

(c)In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article 9 that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article 9 (and a good-faith estimate of any such future Losses relating thereto), and the provision(s) of this Agreement in respect of which such Losses shall have occurred, and the Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party.  A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.1.3(c) shall not limit the obligations of the Indemnifying Party under this Article 9, except to the extent such Indemnifying Party is prejudiced thereby.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by the arbitration procedures set forth set forth in Section 10.1.2.

9.1.4Exclusive Remedy.  Each Buyer and Seller acknowledge and agree that, except with respect to claims under the Transition Services Agreement (which shall be governed exclusively by the Transition Services Agreement) and the dispute resolution mechanism contemplated in Section 10.1.2, claims for Fraud and claims seeking specific performance or other equitable relief with respect to covenants or agreements to be performed after the Closing, following the Closing, the indemnification provisions of Article 9 shall be the sole and exclusive remedies of the Buyers and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of Contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, including any breach of, or failure by any Party to perform or comply with, any covenant or agreement in this Agreement and the other Ancillary Agreements.

9.1.5Additional Indemnification Provisions.  With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of, and reduced by any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made).

9.1.6Mitigation.  Each of the Parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Losses to the extent required by applicable Law upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder;  provided, however, that nothing in this Section 9.1.6 shall require any Indemnified Party to: (a) initiate or prosecute any litigation, arbitration or other proceeding; (b) waive or forgo any material right, privilege or claim; (c) accept any settlement, compromise or consent to any judgment; (d) take any action that would reasonably be expected to result in a material adverse effect on its business, operations, assets, condition (financial or otherwise) or reputation; (e) incur any material out-of-pocket costs or expenses (unless such costs are promptly reimbursed or indemnified); (f) take any action that is unreasonable, impracticable or disproportionately burdensome under the circumstances; or (g) take any action that would reasonably be expected to prejudice its insurance coverage or indemnification rights.

9.1.7Tax Treatment.  Any payment made under this Article 9, to the maximum extent permitted by applicable Law, shall be treated for all applicable Tax purposes as an adjustment to the Purchase Price.

9.1.8Release of Escrow Amount.  Within three (3) Business Days following the date that is the twelve (12)-month anniversary of the Closing Date (the “General Indemnity Escrow Release Date”), the Buyers and Seller shall, subject to this Section 9.1.8, deliver to the Escrow Agent a joint written instruction to distribute the General Indemnity Escrow Distribution Amount to Seller.  The “General Indemnity Escrow Distribution Amount” shall equal (i) the General Indemnity Escrow Amount, minus (ii) the aggregate amount of any claims that have been resolved in favor of Buyer Indemnitees and released to Buyer (or on behalf of Buyer at Buyer’s direction) from the General Indemnity Escrow Amount in satisfaction of such claims pursuant to Article 9 as of the General Indemnity Escrow Release Date, minus (iii) the aggregate amount reasonably necessary to satisfy all then-pending indemnification or reimbursement claims (to the extent such claims may be satisfied from the General Indemnity Escrow Amount) set forth in any written notice(s) delivered to Seller pursuant to Article 9 that remain unresolved as of the General Indemnity Escrow Release Date, which amounts shall continue to be retained by the Escrow Agent as part of the General Indemnity Escrow Amount until such claims are fully resolved.  Within three (3) Business Days following the earlier to occur of (x) [***], and (y) the date that is the twenty-four (24)-month anniversary of the Closing Date (the “Special Indemnity Escrow Release Date”), the Buyers and Seller shall, subject to this Section 9.1.8, deliver to the Escrow Agent a joint written instruction to distribute the Special Indemnity Escrow Distribution Amount to Seller.  The “Special Indemnity Escrow Distribution Amount” shall equal (i) the Special Indemnity Amount, minus (ii) the aggregate amount of any claims that have been resolved in favor of Buyer Indemnitees and released to Buyer (or on behalf of Buyer at Buyer’s direction) from the Special Indemnity Amount in satisfaction of such claims pursuant to Article 9 as of the Special Indemnity Escrow Release Date, minus (iii) the aggregate amount reasonably necessary to satisfy all then-pending indemnification or reimbursement claims (to the extent such claims may be satisfied from the Special Indemnity Amount) set forth in any written notice(s) delivered to Seller pursuant to Article 9 that remain unresolved as of the Special Indemnity Escrow Release Date, which amounts shall continue to be retained by the Escrow Agent as part of the Special Indemnity Amount until such claims are fully resolved.  Notwithstanding the foregoing, in the event that as of the twenty-four (24)-month anniversary of the Closing Date, the matter set forth on Schedule 9.1.2 remains unresolved to Buyer’s reasonable satisfaction as a result of ongoing litigation or negotiations, the Special Indemnity Escrow Release Date shall be extended until such matter is fully resolved.  [***].

ARTICLE 10

MISCELLANEOUS

10.1Dispute Resolution.

10.1.1Governing Law; Limited Court Jurisdiction.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Subject to Section 10.1.2, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court (collectively, the “Designated Courts”), solely for (a) the recognition, enforcement, confirmation, modification, vacatur, or entry of judgment upon any arbitral award rendered pursuant to Section 10.1.2, and (b) prior to the Closing, actions seeking specific performance or other equitable relief in aid of consummating the transactions contemplated hereby.  Except as expressly set forth in the immediately preceding sentence, the Parties agree not to commence any action, suit, or proceeding arising out of or relating to this Agreement in the Designated Courts but instead any other action shall be subject to the dispute resolution mechanism contemplated in Section 10.1.2.  The Parties further irrevocably waive any objection to venue in the Designated Courts for the limited purposes described above and waive any claim of inconvenient forum with respect thereto.  The Parties intend for any disputes, other than those expressly set forth above, to be determined by arbitration.

10.1.2Disputes.  Any dispute, claim, or controversy arising out of or relating to this Agreement, including but not limited to the existence, breach, termination, enforcement, interpretation, or validity thereof, any payments required hereunder (including milestone payments) and the determination of the scope, applicability, or enforceability of this agreement to arbitrate, shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with the ICC Rules of Arbitration then in effect, which rules shall be deemed incorporated by reference to the extent they do not conflict with this Section 10.1.2.  The seat (legal place) of arbitration shall be New York, New York.  The language of the arbitration shall be English.  The arbitral tribunal shall apply the substantive law of the State of Delaware (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware).  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. The Parties further recognize and intend that this arbitration agreement and any award fall within the Convention on the Recognition and Enforcement of Foreign Arbitral Awards as implemented in Chapter 2 of the Federal Arbitration Act. The Parties expressly agree that the parties shall be limited to no more than twenty-five (25) reasonably tailored requests for documents, and that the arbitral tribunal will determine whether any other discovery mechanisms (such as interrogatories, depositions, requests for admission or other discovery mechanism) shall be available.  The Parties further agree that the International Bar Association Rules on the Taking of Evidence in International Arbitration shall apply.  The arbitrator(s) shall have the authority to grant any legal or equitable remedies available in a court, including injunctive relief and specific performance, and to allocate costs, including reasonable attorneys’ fees, in accordance with the ICC Rules and as the arbitrator(s) deems appropriate (including in cases of bad faith conduct).  However, under no circumstances shall the arbitrator(s) have the authority to allocate or award contingency fees.  The Parties agree that judgment upon any arbitral award may be entered and enforced exclusively in the Designated Courts in accordance with Section 10.1.1.  Notwithstanding the foregoing, prior to the Closing, any Party may seek specific performance or other interim or equitable relief in the Designated Courts in respect of the obligations of the Buyers under Article 2 without constituting a breach of this Section 10.1.2 or a waiver of the agreement to arbitrate.  In addition, the arbitral tribunal shall retain full authority to grant interim or conservatory measures, to modify or supersede any court-issued interim relief, and to award damages for any non-compliance with its orders.  The Parties waive, to the fullest extent permitted by applicable law, any right to trial by jury in any proceeding permitted under Section 10.1.1. All proceedings, including any negotiations, mediations, arbitrations or litigations, conducted pursuant to this Article 10 shall be confidential.  Except as may be required by law, neither a Party nor the arbitrator(s) may disclose the existence, content, documents exchanged, pleadings or written submissions filed, testimony rendered or arguments made, orders or awards issued or results of any proceedings conducted hereunder without the prior written consent of both Parties.  For avoidance of doubt, no award or procedural order made in the arbitration shall be published absent agreement by both parties in writing.  In the event either Party seeks to enforce or vacate an any award issued under this Article 10, they shall make every effort to file such action (including the award) under seal.  To the extent not possible, the Parties shall work together to seek to protect the confidentiality of the arbitration, including its existence, to the greatest extent possible.

10.1.3Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.2Notices.

10.2.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email of a PDF (or similar electronic) attachment (so long as no notice of failure of delivery is received by the sender) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the applicable Party at its address specified in Section 10.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days prior to such address taking effect in accordance with this Section 10.2.  Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by email if no automated notice of delivery failure is received by the sender (notice given upon transmission if sent by e-mail transmission prior to 9:00 p.m. in the local time of the recipient on a Business Day, or at 9:00 a.m. local time on the next Business Day if sent by e-mail transmission after 9:00 p.m. on a Business Day or on a day that is not a Business Day).

10.2.2Address for Notice.

If to Seller, to:

Edgewise Therapeutics, Inc.

1715 38th St.

Boulder, CO 80301

Attention:[***]

Email:[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn:Tony Jeffries; Robert Ishii; Ross Tanaka

Email:naj@wsgr.com; rishii@wsgr.com; rtanaka@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

12235 El Camino Real

San Diego, California 92130

Attention:Miranda Biven; Nellie Brutocao

Email:mbiven@wsgr.com; nbrutocao@wsgr.com

If to the Buyers, to:

Servier Pharmaceuticals LLC

Pier Four Boulevard

Boston, MA 02210 USA

Attention:Chief Executive Officer

Email:[***]

and

Les Laboratoires Servier

50 rue Carnot 92284

Suresnes Cedex, France

Attention:Head of Global Business Development

Email:[***]

with a copy (which shall not constitute notice) to:

Les Laboratoires Servier

Attention:Legal Department

Email:[***]

and

McDermott Will & Schulte LLP

23 rue de l’Université

75007 Paris, France

Attention:Emmanuelle Trombe

Email:etrombe@mcdermottlaw.com

and

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, Illinois 60606

Attention:Andrew Warmus

Email:awarmus@mcdermottlaw.com

10.3No Benefit to Third Parties.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder; provided, however, that Seller may seek to enforce the Buyers’ compliance with the covenants expressly set forth in Article 6, subject to the limitations and defenses set forth therein.

10.4Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  No failure or delay by any Party in exercising any right, power or privilege hereunder, and no course of dealing between the Parties, shall be effective to amend or waive any provision of this Agreement.

10.5Expenses.  Except as otherwise specified herein or in any Ancillary Agreement, and whether or not the Closing takes place, each Party shall pay its own legal, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the Transactions and any other costs and expenses incurred by such Party.

10.6Assignment.  Neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect except that any Party may assign or delegate any or all of its rights or obligations hereunder (i) to an Affiliate without the prior written consent of the other Parties, provided, that such assigning Party shall remain responsible for the performance of all of its obligations under this Agreement or (ii) pursuant to Schedule 2.4.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.7Amendment.  Subject to Section 1.1, this Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Parties.

10.8Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.9Equitable Relief.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that (a) any Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, at law or in equity, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, no Party would have entered into this Agreement.  Each Party agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the other Parties otherwise has an adequate remedy at law.  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.9 shall not be required to provide any bond or other security in connection with any such Order or injunction.

10.10Bulk Sales Statutes.  The Buyers acknowledge that neither Seller nor any of its Affiliates has taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws, and the Buyers waive compliance by Seller and its Affiliates therewith.

10.11Fulfillment of Obligations.  The Parties shall take any and all actions necessary to cause their respective Affiliates to perform and fulfill their covenants, obligations and agreements under this Agreement and any Ancillary Agreement to which an Affiliate of such Party is a Party.

10.12Counterparts.  This Agreement may be executed in any number of counterparts and manually or electronically, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.13Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions, contain the entire agreement between the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

10.14Disclosure Schedules.  The inclusion of a reference to or disclosure of any information in the Disclosure Schedules (a) shall not be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that none of Seller or its Affiliates shall be penalized for having disclosed more than may be required), (b) does not represent a determination by Seller or its Affiliates that such matter or item did not arise in the ordinary course of business, (c) shall not imply that such matter or item constitutes or would constitute a Material Adverse Effect and (d) shall not imply that disclosure of such matter or item is required by Law or by any Governmental Authority.

10.15Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege; Communications with Internal Counsel.

10.15.1The Buyers waive and will not assert, and agree to cause their respective Affiliates to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, any Ancillary Agreement or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, any Ancillary Agreement or any other agreements or transactions contemplated hereby or thereby, including Wilson Sonsini Goodrich & Rosati, Professional Corporation (any such representation, the “Current Representation”).

10.15.2Except in the case of Fraud, the Buyers will not assert against Seller or its Affiliates, and agree to cause their respective Affiliates to not assert against Seller or its Affiliates, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation, including in connection with a dispute with the Buyers or their respective Affiliates, including in respect of any claim for indemnification by a Buyer Indemnitee.

10.15.3The Parties acknowledge that, in the course of the negotiation and implementation of this Agreement and the resolution of any Litigation relating thereto, each Party may call upon the members of its internal legal department to provide advice to such Party and its directors, employees and agents on legal matters.  Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, each Party agrees not to request, produce or otherwise use any such communications between members of its legal department and directors, employees or agents in connection with any such Litigation, to the extent such communications, if they had been exchanged between such Party and external attorneys, would have been covered by attorney-client or other legal privilege and not disclosable.

10.16Performance by LLC and LLS.  LLC unconditionally guarantees to Seller performance of LLS’s obligations under this Agreement and any Ancillary Agreement (including all agreements, covenants, undertakings, licenses and payment obligations) (“Guaranteed Obligations”), and LLS unconditionally guarantees to Seller performance of LLC’s Guaranteed Obligations.  Each of LLC and LLS agrees that the validity of their respective guaranties in this Section 10.16 and their respective obligations hereunder shall not be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Seller any of the rights or remedies reserved to Seller pursuant to the provisions of this Agreement or otherwise or any other remedy or right which such Seller may have at law or in equity or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Edgewise Therapeutics, Inc.

By:	/s/ Kevin Koch
	Name:	Kevin Koch
	Title:	Chief Executive Officer

Servier Pharmaceuticals LLC

By:	/s/ David Lee
	Name:	David Lee
	Title:	Chief Executive Officer

Les Laboratoires Servier

By:	/s/ Olivier Laureau
	Name:	Olivier Laureau
	Title:	President